EXHIBIT (1)
This description of Hydro-Québec is dated as of May 6, 2010 and appears as Exhibit (1) to Hydro-Québec’s annual report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2009.
This document may be delivered to you at any time but you should assume that the information is accurate only as of May 6, 2010. Hydro-Québec’s business, financial condition, results of operations and prospects may have changed since that date.
This document does not constitute an offer to sell or the solicitation of an offer to buy any securities of Hydro-Québec, unless it is included in a registration statement filed under the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION
This document appears as an exhibit to Hydro-Québec’s annual report filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form 18-K for the fiscal year ended December 31, 2009. Additional information with respect to Hydro-Québec is available in the annual report or in other exhibits or amendments to the annual report.
You may read and copy any document we file with the SEC at the SEC’s public reference rooms in Washington, DC. Please call the SEC’s toll free number at 1-800-SEC-0330 for further information on the public reference room. These filings are also available from the Electronic Data Gathering, Analysis, and Retrieval system, which is commonly known by the acronym EDGAR, through the SEC’s website at http://www.sec.gov.
You may request a copy of these filings at no cost by calling Hydro-Québec at (514) 289-3147. This document is also available on our website at www.hydroquebec.com; however, any other information available on our website (such website listed in the 18-K is an inactive textual reference only) shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.
FORWARD-LOOKING STATEMENTS
Various statements made throughout this document are forward looking and contain information about financial results, economic conditions and trends, including, without limitation, the statements under the captions Corporate Outlook and Management’s Discussion and Analysis. The words “estimate”, “believe”, “expect”, “forecast”, “anticipate”, “intend” and “plan” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Such factors may include, among others, business risks, such as variations in runoff that affect hydroelectric plant performance, and general levels of economic activity which affect demand for electricity, and risks related to economic parameters, such as changes in interest and exchange rates. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
FOREIGN EXCHANGE
Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by fundamental forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for major foreign currencies in which the debt of Hydro-Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2005	2006	2007	2008	2009	2010(1)
United States Dollar	$1.2116	$1.1341	$1.0748	$1.0660	$1.1420	$1.0320
Euro	1.5090	1.4237	1.4691	1.5603	1.5855	1.4174
Pound Sterling	2.2067	2.0886	2.1487	1.9617	1.7804	1.6045
100 Japanese Yen	1.1035	0.9753	0.9121	1.0370	1.2200	1.1304

(1)	Monthly average through the end of April 2010.

Source: Bank of Canada.
In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars.

MAP OF HYDRO-QUÉBEC’S MAJOR FACILITIES AS AT DECEMBER 31, 2009

Generating stations rated 300 MW or more
hydro
nuclear
thermal
Other facilities
Generating station under construction
Planned generating station
735-kV station
735-kV line
450-kV direct-current line
Interconnection
Neighboring system facility
Hudson Bay
James Bay
QUÉBEC
La Grande-1
La Grande-2-A
Robert-Bourassa
La Grande-3
La Grande-4
Laforge-1
Laforge-2
Brisay
Sarcelle
Eastmain-1
Eastmain-1-A
1927 Privy Council border (not final)
Sainte-Marguerite-3
Romaine-2
Manic-5-PA
Manic-5
Toulnustouc
Manic-3
Outardes-4
Outardes-3
Manic-2
Outardes-2
Péribonka
Bersimis-1
Bersimis-2
Anticosti Island
Gulf of Saint Lawrence
St. Lawrence River
Îles de la Madeleine
Trenche
Québec
Bécancour
Gentilly-2
Tracy
Carillon
Montréal
La citière
Beauharnois
ONTARIO
NEW BRUNSWICK
PRINCE EDWARD ISLAND
NOVA SCOTIA
MAINE
VERMONT
NEW HAMPSHIRE
UNITED STATES
Toronto
Lake Ontario
NEW YORK
MASSACHUSETTS
Boston
CONNECTICUT
R.I.
PENNSYLVANIA
NEW JERSEY
New York
Atlantic Ocean
U.S.A.
Canada
Québec
United States
Mexico
0 75 150 km
Lambert, NAD83
80°
75°
70°
65°
55°
50°
45°

FIVE-YEAR REVIEW
Consolidated and Selected Financial Information

	Years ended December 31
	2005	2006	2007	2008	2009
		(in millions of dollars)

OPERATIONS

Revenue	$10,887	$11,161	$12,330	$12,717	$12,334

Expenditure
Operations	2,245	2,389	2,541	2,497	2,521
Electricity and fuel purchases	1,496	1,315	1,555	1,406	1,207
Depreciation and amortization	2,023	2,007	1,991	2,336	2,214
Taxes	597	534	820	1,093	928
Regulatory deferrals	(11)	(93)	29	(72)	30

	6,350	6,152	6,936	7,260	6,900

Operating Income	4,537	5,009	5,394	5,457	5,434

Financial expenses	2,186	2,212	2,512	2,445	2,399

Income from continuing operations	2,351	2,797	2,882	3,012	3,035

Income (loss) from discontinued operations	(99)	944	25	129	—

Net income	$2,252	$3,741	$2,907	$3,141	$3,035

DIVIDENDS DECLARED	$1,126	$2,342	$2,095	$2,252	$2,168

BALANCE SHEET SUMMARY

Total assets	$60,431	$63,254	$64,866	$66,789	$68,978
Long-term debt, including current portion and perpetual debt	$33,007	$34,427	$34,534	$36,415	$38,002
Equity	$17,376	$18,840	$20,892	$22,062	$22,395

INVESTMENTS FOR CONTINUING OPERATIONS AFFECTING CASH

Property, plant and equipment and intangible assets	$3,297	$3,352	$3,418	$3,755	$4,083
Costs related to Energy Efficiency Plan	91	149	172	236	257

Total investments	$3,388	$3,501	$3,590	$3,991	$4,340

FINANCIAL RATIOS

Interest coverage [a]	2.00	2.06	2.13	2.12	2.17
Return on equity [b]	13.3%	20.6%	15.0%	15.4%	14.3%
Profit margin from continuing operations [c]	21.6%	25.1%	23.4%	23.7%	24.6%
Capitalization [d]	34.1%	36.1%	37.5%	37.7%	37.0%
Self-financing [e]	51.1%	69.8%	63.1%	45.7%	41.2%

(a)	Sum of operating income and net investment income divided by gross interest expense.

(b)	Net income divided by average equity less average accumulated other comprehensive income.

(c)	Income from continuing operations divided by revenue.

(d)	Equity divided by the sum of equity, long-term debt (including current portion), perpetual debt, short-term borrowings and derivative instrument liabilities, less derivative instrument assets.

(e)	Cash flows from operating activities less dividends paid, divided by the sum of cash flows from investing activities – excluding net disposal (acquisition) of short-term investments – and repayment of long-term debt.

Note:	Throughout the Five-Year Review, certain comparative figures have been reclassified to reflect the presentation adopted in the current year.

FIVE-YEAR REVIEW (CONTINUED)
Operating Statistics

	Years ended December 31
	2005	2006	2007	2008	2009
			(in GWh)
Electricity Sales

In Québec, by category
Residential and farm	57,269	56,722	60,046	60,747	62,484
General and institutional	33,463	32,440	34,751	35,228	34,151
Industrial	73,447	73,297	73,005	69,144	63,310
Other	4,998	4,878	5,353	5,278	5,371

	169,177	167,337	173,155	170,397	165,316

Outside Québec
Canada/U.S. (long-term)	2,068	2,384	2,384	2,516	2,604
Canada/U.S. (short-term)	13,274	12,074	17,240	18,783	20,753

	15,342	14,458	19,624	21,299	23,357

Total Electricity Sales	184,519	181,795	192,779	191,696	188,673

	(in millions of dollars)

Revenue from Electricity Sales

In Québec, by category
Residential and farm	$3,690	$3,775	$4,144	$4,300	$4,500
General and institutional	2,284	2,356	2,602	2,687	2,662
Industrial	2,892	3,022	3,336	3,174	3,092
Other	255	249	286	284	295

	9,121	9,402	10,368	10,445	10,549

Outside Québec
Canada/U.S. (long-term)	174	198	225	220	256
Canada/U.S. (short-term)	1,290	951	1,392	1,699	1,250

	1,464	1,149	1,617	1,919	1,506

Total Revenue from Electricity Sales	$10,585	$10,551	$11,985	$12,364	$12,055

	(as at December 31)

Number of Customer Accounts
In Québec, by category
Residential and farm	3,450,455	3,501,709	3,554,443	3,603,330	3,649,470
General and institutional	283,616	295,618	299,524	296,504	297,380
Industrial	12,796	12,032	11,565	10,111	9,829
Other	5,643	5,767	3,440	3,499	3,653

Total Customer Accounts	3,752,510	3,815,126	3,868,972	3,913,444	3,960,332

	(kWh/customer account)

Average Annual Consumption
In Québec, by category
Residential and farm	16,720	16,318	17,019	16,974	17,230
General and institutional	118,168	112,010	116,782	118,209	115,009
Industrial	5,668,738	5,904,382	6,187,651	6,379,775	6,350,050
Other	886,406	855,039	1,162,811	1,521,257	1,501,957

FIVE-YEAR REVIEW (CONTINUED)
Operating Statistics (continued)

	Years ended December 31
	2005	2006	2007	2008	2009
			(in MW)
Installed Capacity [a]
Hydroelectric	32,299	32,973	33,305	34,118	34,499
Nuclear	675	675	675	675	675
Thermal	1,595	1,665	1,665	1,634	1,634
Wind	2	2	2	2	2

Total Installed Capacity	34,571	35,315	35,647	36,429	36,810

	(in GWh)

Total Energy Requirements [b]	200,179	199,447	209,818	211,228	208,524

	(in MW)

Peak Power Demand in Québec [c]	33,636	36,251	35,352	37,230	34,659

	(in km *)

Lines (overhead and underground)
Transmission	32,544	32,826	33,008	33,058	33,244
Distribution [d]	108,344	108,883	109,618	110,127	111,205

	140,888	141,709	142,626	143,185	144,449

(a)	We also have access to 4,765 MW of the output from Churchill Falls generating station (5,428 MW). In 2009, we purchased all the output from nine privately-owned wind farms with a total installed capacity of 657 MW under long-term contracts. In addition, 1,297 MW are available under agreements with other independent suppliers.

(b)	Total energy requirements consist of kilowatthours delivered within Québec and to neighboring systems.

(c)	Total power demand at the annual domestic peak for the winter beginning in December, including interruptible power. The 2009-2010 winter peak for Québec occurred on January 29, 2010, at 6 p.m.

(d)	These figures include off-grid systems but exclude private systems, lines under construction and 44-kV lines (transmission).

*	I km = 0.62 miles
Other Information

	Years ended December 31
	2005	2006	2007	2008	2009

Rate Increases
Average increase from January 1 to December 31	1.3%	4.3%	2.8%	2.7%	1.6%

Number of Employees [a]
Permanent as at December 31	19,009	19,116	19,459	19,297	19,536
Temporary (year’s average)	3,577	3,799	3,910	4,048	4,080
Women	29.8%	30.6%	31.3%	30.9%	30.6%

(a)	Excludes employees of subsidiaries and joint ventures.
Units of Measure

kV: kilovolt (one thousand volts)
kW:	kilowatt (one thousand watts)	kWh:	kilowatthour (one thousand watthours)
MW:	megawatt (one million watts)	MWh:	megawatthour (one million watthours)
GW:	gigawatt (one million kilowatts)	GWh:	gigawatthour (one million kilowatthours)
		TWh:	terawatthour (one billion kilowatthours)

HYDRO-QUÉBEC
General
We operate one of the two largest systems in Canada for the generation and distribution of electric power. We supply virtually all electric power distributed in Québec, the largest province in Canada in land area and the second largest in population.
Hydro-Québec was created in 1944 by the Hydro-Québec Act of the Parliament of Québec and is an agent of Québec. All capital stock of Hydro-Québec is held by the Minister of Finance on behalf of the Government of Québec (the “Government”).
Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada H2Z 1A4.
Our operations are allocated among five business segments:
•	Generation: Hydro-Québec Production operates and develops our generating facilities in Québec. It also sells electricity in markets outside Québec and engages in energy trading. Hydro-Québec Production is required to provide Hydro-Québec Distribution with a base volume of up to 165 TWh a year of heritage pool electricity at an average price of 2.79¢/kWh (“Heritage Pool Electricity”). In excess of this volume, it may participate in Hydro-Québec Distribution’s calls for tenders in a context of free market competition;

•	Transmission: Hydro-Québec TransÉnergie operates and develops our power transmission system. It markets system capacity and manages power flows throughout Québec;

•	Distribution: Hydro-Québec Distribution operates and develops our distribution system and is responsible for sales and services to Québec customers. It also promotes energy efficiency and ensures the security of the supply of electricity to the Québec market;

•	Construction: Hydro-Québec Équipement carries out engineering, construction and refurbishment projects for power generating facilities throughout Québec, except on the territory governed by the James Bay and Northern Québec Agreement, where our wholly-owned subsidiary, Société d’énergie de la Baie James (“SEBJ”), assumes these responsibilities. Hydro-Québec Équipement also builds power transmission lines and substations throughout Québec; and

•	Corporate and Other Activities: The following corporate units support our divisions in the achievement of their business objectives: Groupe de la technologie (Technology Group), Groupe des affaires corporatives et du secrétariat général (Corporate Affairs and General Secretariat Group), Groupe des ressources humaines et des services partagés (Human Resources and Shared Services Group). Vice-présidence – Comptabilité et contrôle (Accounting and Control Vice Presidency) and Vice-présidence – Financement, trésorerie et caisse de retraite (Financing, Treasury and Pension Fund Vice Presidency). The Centre de services partagés (Shared Services Centre) brings together internal company-wide shared services including goods and services procurement, real estate management, and material and transportation service management.

Generation
Hydro-Québec Production generates electricity to supply the Québec market and sells its excess output on wholesale markets. Hydro-Québec Production also offers balancing and firming capacity services to Hydro-Québec Distribution to offset variations in wind farm output and thereby facilitate the integration of this energy source.
The following subsidiaries, affiliates and interests are also part of this segment:
•	Bucksport Energy LLC (69.44% interest; cogeneration plant in Maine);

•	Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) (34.2% interest; hydroelectric generation activities);

•	HQ Manicouagan inc. (wholly-owned; holds a 60% interest in Manicouagan Power Limited Partnership, which owns and operates a generating station (McCormick) located on the Rivière Manicouagan);

•	Société en commandite Betsiamites (86.31% interest; ownership of assets related to the partial diversion of the Portneuf, Sault aux Cochons and Manouane rivers);

•	Gestion Production HQ inc. (wholly-owned; investment in local generation businesses);

•	HQ Energy Marketing Inc. (“HQEM”) (wholly-owned; conducts energy transactions in other Canadian provinces and holds shares in energy trading companies in Canada and the United States); and

•	H.Q. Energy Services (U.S.) Inc. (“HQUS”) (wholly-owned subsidiary of HQEM; power marketer in the United States).

Generation Operations
Facilities
In Québec, our electric generation system comprises 89 power stations currently in service, of which 60 are hydroelectric, 27 are thermal, one is nuclear and one is a wind farm, with a total installed capacity of 36,810 MW as of December 31, 2009.
The following table lists the generating stations in service as of such date.
GENERATING STATIONS IN SERVICE IN QUÉBEC (1)

Name of Facility	Years Commissioned(2)	Capacity
		(MW)
Hydroelectric
Robert-Bourassa	1979-1981	5,616
La Grande-4	1984-1986	2,779
La Grande-3	1982-1984	2,417
La Grande-2-A	1991-1992	2,106
Beauharnois	1932-1961	1,903
Manic-5	1970-1971	1,596
La Grande-1	1994-1995	1,436
Manic-3	1975-1976	1,244
Bersimis-1	1956-1959	1,178
Manic-2	1965-1967	1,145
Manic-5-PA	1989-1990	1,064
Outardes-3	1969	1,026
Sainte-Marguerite-3	2003	884
Laforge-1	1993-1994	878
Bersimis-2	1959-1960	869
Outardes-4	1969	785
Carillon	1962-1964	753
Toulnustouc	2005	526
Outardes-2	1978	523
Eastmain-1	2006	507
Brisay	1993	469
Péribonka	2007-2008	405
Laforge-2	1996	319
Trenche	1950-1955	302
La Tuque	1940-1955	294
Beaumont	1958-1959	270
McCormick	1951	235
Rocher-de-Grand-Mère	2004	230
Rapide-Blanc	1934-1955	204
Paugan	1928-1956	204
Shawinigan-2	1911-1929	200
Shawinigan-3	1948-1949	194
Manic-1	1966-1967	184
Rapides-des-Îles	1966-1973	176
Chelsea	1927-1939	152
La Gabelle	1924-1931	131
Première-Chute	1968-1975	131
Les Cèdres	1914-1924	122
Rapides-Farmer	1927-1947	104
Rapides-des-Quinze	1923-1955	103
Others (20 –generating stations rated less than 100 MW)(3)	1910-2009	835

Total		34,499

Thermal
Tracy (steam)	1964-1968	660
Bécancour, La Citière and Cadillac (gas turbine)	1976-1993	852
Others (23 diesel plants) (3)	1946-2001	122

Total		1,634

Nuclear
Gentilly-2 (4)	1983	675

Wind Farm
Saint-Ulric (3 wind turbines)	2001	2

(1)	The installed capacity shown for a hydroelectric station is equivalent to that of its generating units operating in winter conditions (water temperature of 41°F).

(2)	Indicates years when facilities began commercial operation.

(3)	Some facilities are owned by Hydro-Québec Distribution.

(4)	The Gentilly-2 plant has a Canada-Deuterium-Uranium heavy water moderated reactor, using heavy water as a moderator and coolant, and uranium dioxide as fuel.

Power Purchases
We purchase power and energy from the Churchill Falls generating station in Labrador through agreements with CF(L)Co and Newfoundland and Labrador Hydro (“N&LH”). Under an initial power contract signed in 1969 with CF(L)Co, we agreed to purchase annually, through the year 2041, 4,083 MW of power (the “1969 Power Contract”). In June 1999, we signed another agreement with CF(L)Co to guarantee us the availability of 682 MW of additional power until 2041 for each November 1 to March 31 period. An additional contract to purchase approximately 1.4 TWh annually from N&LH for a five-year period ending in March 2009 was not renewed at maturity. In 2009, purchases under the CF(L)Co and N&LH agreements totaled 26.1 TWh at a cost of $95 million as compared to 31.3 TWh at a cost of $150 million in 2008.
We have a capacity agreement with New Brunswick Power Generation Corporation (formerly known as New Brunswick Power Corporation) for the purchase of 200 MW annually until October 31, 2011. We also have an agreement with Rio Tinto Alcan Inc., which was amended in 2006, for the purchase of 365 MW of peak power and 375 MW of additional peak power until December 31, 2045. Under this 2006 amendment, we agreed to purchase from Rio Tinto Alcan Inc. an additional 150 MW of peak power until January 1, 2013 which, if certain conditions are met, will be extended until December 31, 2045.
In addition, we purchase power under 82 long-term contracts with independent producers located in Québec. During 2009, 3.9 TWh were purchased under these contracts, at a total cost of $259 million. For 2010, we expect to purchase approximately 4.3 TWh under these contracts.
We also purchase power in connection with our trading operations (see “Wholesale and Trading Operations”).
Peak
We use energy purchased from our neighboring systems, which experience different demand patterns, to meet a portion of our peak power needs in Québec (see “Wholesale and Trading Operations”). The following table summarizes our peak power demand in Québec and installed capacity as at December 31 for the years 2005 through 2009.

	Peak Power	Installed	Total
	Demand(1)	Capacity(2)(3)	Average Load(4)
		(MW)
2005	33,636	34,571	22,851
2006	36,251	35,315	22,768
2007	35,352	35,647	23,952
2008	37,230	36,429	24,047
2009	34,659	36,810	23,804

(1)	Total power demand at the annual domestic peak for the winter beginning in December, including interruptible power. The 2009-2010 winter peak occurred on January 29, 2010, at 6 p.m.

(2)	We also have access to 4,765 MW of the output from Churchill Falls generating station (5,428 MW). In 2009, we purchased all the output from nine privately-owned wind farms with a total installed capacity of 657 MW under long-term contracts. In addition, 1,297 MW are available under various agreements with other independent suppliers.

(3)	The installed capacity shown for a hydroelectric station is equivalent to that of its generating units operating in winter conditions (water temperature of 41°F).

(4)	Annual energy demand, including sales outside Québec, divided by the number of hours in the year.
Investment Outside Québec
We hold an indirect interest in Bucksport Energy LLC, a thermal energy plant located in Maine, U.S. The plant, which started its commercial operations in January 2001, produces approximately 1.4 TWh of energy per year. HQUS supplies the plant with natural gas and receives most of the energy under fifteen-year contracts through January 2016.

Wholesale and Trading Operations
Québec Wholesale Market
The Québec wholesale electricity market has been open since May 1, 1997. This market is comprised of 11 distributors: Hydro-Québec Distribution, nine distributors operating municipal systems and one regional electricity cooperative. As a result of the opening of the wholesale market, the municipal systems can, subject to the Government’s authorization, purchase electricity from suppliers other than Hydro-Québec Distribution, and independent generators in Québec can sell their electricity on the wholesale market using Hydro-Québec TransÉnergie’s transmission facilities.
Under a call for tenders issued by Hydro-Québec Distribution in 2002, Hydro-Québec Production signed agreements with Hydro-Québec Distribution for the supply of 600 MW over a 20-year period starting in March 2007, which is in addition to the Heritage Pool Electricity.
Markets Outside Québec
Currently, our main markets outside Québec consist of neighboring networks located in Canada and the northeastern United States.
In 2009, net exports by Hydro-Québec Production accounted for only 10% (2008 – 8%) of sales volume, but generated 22% (2008 – 32%) of Hydro-Québec’s income from continuing operations.
HQUS is a member of New York ISO, ISO New England, Midwest ISO (which includes all or parts of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Montana, Nebraska, North Dakota, Ohio, Pennsylvania, South Dakota, Wisconsin and Manitoba) and PJM Interconnection (which includes all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia). ISOs, or Independent Systems Operators, and RTOs, or Regional Transmission Organizations, enable participants to buy and sell energy, schedule bilateral transactions and reserve transmission service. HQUS holds a permit from the U.S. Federal Energy Regulatory Commission to sell at market-based rates.
HQEM sells and buys energy and reserves transmission service in the Ontario and New Brunswick wholesale markets. HQEM is a participant of the Independent Electricity System Operator (the Ontario ISO).
We have three long-term export contracts for the sale of energy or power. The following table summarizes our principal energy export agreements.
PRINCIPAL ENERGY EXPORT AGREEMENTS

				Maximum
	Expiry			Annual
	Date	Power		Deliveries
		(MW)		(TWh)
Long-Term Sales — Power and Energy (not interruptible)
Cornwall Electric — Canada	2019	45		0.2
Cornwall Electric — Canada	2019	100		0.4	(1)
Vermont Joint Owners (“VJO”)	2020	335	(2)	2.1

(1)	Based on historical data.

(2)	By separate agreement with a VJO Member, 25 MW (0.2 TWh) are being repurchased annually until April 30, 2012.
In October 2009, the Government and the Government of New Brunswick signed a memorandum of understanding concerning the sale to us, through one or more subsidiaries, of most of the assets held by New Brunswick Power Holding Corporation and its subsidiaries relating to generation, transmission and distribution of electricity in New Brunswick. On March 24, 2010, the Government announced that discussions of the proposed sale had come to an end and that the transaction would not go forward.
In March 2010, HQUS signed memorandums of understanding with two Vermont utilities – Central Vermont Public Service and Green Mountain Power. Under the terms of these agreements, we anticipate sales of power totaling up to approximately 225 MW starting in November 2012 and ending in 2038.

Electricity Sales and Revenue
The following table summarizes electricity sales and revenue outside Québec, by category, for the years 2005 through 2009.
ELECTRICITY SALES AND REVENUE OUTSIDE QUÉBEC

	Years ended December 31
	2005	2006	2007	2008	2009
			(in GWh)
Electricity Sales
Canada/U.S. (long-term)	2,068	2,384	2,384	2,516	2,604
Canada/U.S. (short-term)	13,274	12,074	17,240	18,783	20,753

Total Electricity Sales	15,342	14,458	19,624	21,299	23,357

	(in millions of dollars)

Revenue from Electricity Sales
Canada/U.S. (long-term)	$174	$198	$225	$220	$256
Canada/U.S. (short-term)	1,290	951	1,392	1,699	1,250

Total Revenue from Electricity Sales	$1,464	$1,149	$1,617	$1,919	$1,506

Transmission
Hydro-Québec TransÉnergie provides the following services:
•	transmission of electricity to supply Québec’s native load; the native load is made up of the total transmission requirements of the Québec wholesale market (see “Generation – Québec Wholesale Market”) but excludes customers in remote communities; Hydro-Québec Distribution is Hydro-Québec TransÉnergie’s largest customer;

•	point-to-point transmission service; as of the end of 2009, Hydro-Québec TransÉnergie had signed transmission service agreements with 25 customers, including Hydro-Québec Production, the largest customer for this service; and

•	connection of privately-owned generating facilities to Hydro-Québec TransÉnergie’s transmission system; Hydro-Québec TransÉnergie currently serves 30 private producers.
This segment includes our holding in Cedars Rapids Transmission Company, Limited, a transmission provider that owns and operates a 325 MW interconnection line that links Hydro-Québec TransÉnergie’s grid at the Les Cèdres and Langlois substations with the Cornwall Electric system in Ontario and the National Grid system in New York.
Transmission System
Some generating stations in Québec are located at substantial distances from consumer centers. As a result, Hydro-Québec TransÉnergie’s power transmission system is one of the most extensive in North America, comprising more than 20,600 miles of lines.
The system includes the following facilities as at December 31, 2009.

Voltage	Substations	Lines (miles)(1)
765 kV and 735 kV	38	7,097
450 kV dc	2	757
315 kV	63	3,186
230 kV	52	1,939
161 kV	41	1,251
120 kV	216	4,187
69 kV or less	103	2,241

TOTAL	515	20,658

(1)	Miles covered by the transmission system. Many facilities carry two lines on the same infrastructure.
In 1997, Hydro-Québec TransÉnergie opened access to its transmission grid in accordance with the Hydro-Québec Open Access Transmission Tariff. Consequently, electricity distributors, producers and marketers in and outside Québec have the option to enter into transactions with distributors and producers located outside Québec to buy or sell electricity and to wheel in, wheel out or wheel through Hydro-Québec TransÉnergie’s transmission grid at specified rates. The capacity available on the system is posted on the OASIS (Open Access Same-Time Information System) website.
Hydro-Québec TransÉnergie’s Direction – Contrôle et exploitation du réseau (System Control Operations Management) is responsible for energy dispatching, power flow supervision and system security monitoring. The transmission system in Québec is separate from the Eastern Interconnection into which other Northeast Power Coordinating Council (NPCC) systems are interconnected. It is linked through interconnections with other major power systems in Canada (New Brunswick and Ontario) and the northeastern United States (New York and New England).
The following table shows existing interconnection capacity with neighboring systems outside Québec, excluding the lines to Churchill Falls, as at December 31, 2009.
INTERCONNECTIONS WITH NEIGHBORING SYSTEMS OUTSIDE QUÉBEC

	Maximum Export Capacity(1)	Maximum Import Capacity	Voltage
	(MW)	(MW)	(kV)
CANADA
Ontario	2,705	1,970	120 and 230
New Brunswick	1,080	785	230, 315 and 345

UNITED STATES
New York	2,000	1,100	120 and 765
New England	2,275	1,870	120 and ±450

(1)	Ontario and New York State are partially served by the same installations, limiting the simultaneous export capacity of these two systems to 4,350 MW.

Distribution
The primary responsibility of Hydro-Québec Distribution is to deliver electricity to Québec customers. To fulfill this responsibility, Hydro-Québec Distribution relies primarily on the Heritage Pool Electricity which it purchases from Hydro-Québec Production. To meet demand beyond that volume, Hydro-Québec Distribution purchases additional electricity under market conditions by issuing calls for tenders from suppliers in the market (see “Regulatory Framework – Energy Board Act”).
Our distribution system is comprised of 69,100 miles of medium voltage lines (almost exclusively 25 kV), as well as 61,600 miles of low voltage lines. Approximately 10% of all such lines are underground.
We sell to a wide range of customers, from industrial users, which accounted for 38.3% of sales volume in 2009, to residential customers and farms, which represented 37.8% of sales volume in the same period. Revenues are also derived from sales to commercial and institutional customers as well as distributors operating municipal electric systems.
We have developed some flexibility in the management of our system and currently have 1,680 MW of interruptible power and 840 MW of concurrent peak-saving capacity in our residential dual-energy market.
We have entered into special agreements with nine industrial customers for whom electricity costs represent a substantial proportion of total production costs. Some of these agreements provide for the sale, on a long-term basis, of firm energy at prices that vary in accordance with a formula based on the market price of aluminum. We manage the exposure to fluctuations in aluminum prices resulting from these contracts by entering into financial transactions, such as futures or swaps (see “Note 15 to the 2009 Consolidated Financial Statements”). In 2009, deliveries under these agreements accounted for 41.3% of the total energy deliveries to industrial users.
Hydro-Québec Distribution relies on various sources to supply the Québec market. To meet requirements in excess of the Heritage Pool Electricity reserved for it by Hydro-Québec Production, Hydro-Québec Distribution issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly in the market, without tendering, under an exemption granted by the Régie de l’énergie (the “Energy Board”). For unforeseen needs that cannot be met otherwise, it relies on a framework agreement with Hydro-Québec Production. The current framework agreement will expire at the end of 2013.
Further to calls for tenders issued since 2002, Hydro-Québec Distribution signed contracts with Hydro-Québec Production for the supply of 600 MW over a 20-year period beginning in March 2007 and with twenty independent producers for the supply of more than 3,400 MW (including 2,845 MW of wind-generated electricity) for deliveries beginning between 2006 and 2015.

The following table summarizes these contracts.
LONG-TERM CONTRACTS AWARDED BY TENDERS

		Capacity
Producers	Type of power	(MW)	Starting Date	Expiry Date
Hydro-Québec Production	Hydroelectric	600	2007	2027
Trans-Canada Energy Ltd.	Cogeneration	507	2006	2026
Cartier Wind Energy Inc.	Wind	590	2006 to 2012	2026 to 2032
Northland Power Inc.	Wind	250	2009 and 2011	2029 to 2031
3Ci Énergie Inc.	Wind	156	2011	2031
Centre d’énergie éolienne Le Plateau SRI	Wind	139	2011	2031
Éoliennes de l’Érable Inc.	Wind	100	2011	2031
St-Laurent Énergies	Wind	954	2012 to 2015	2032 to 2035
Kruger Énergie Bas-St-Laurent S.E.C.	Wind	68	2012	2032
Kruger Energy Montérégie S.E.C.	Wind	100	2012	2032
Venterre NRG Inc.	Wind	116	2012	2032
Consortium Boralex Inc. / Gaz Métro L.P.	Wind	272	2013	2033
B&B VDK Holding Inc.	Wind	100	2014	2034
Bowater Canadian Forest Products Inc.	Forest biomass cogeneration	12	2006	2026
Kruger Énergie Bromptonville S.E.C.	Forest biomass cogeneration	16	2007	2027
Tembec Inc.	Forest biomass cogeneration	8	2008	2023
Innoventé Inc.	Forest biomass cogeneration	5	2012	2037
SFK Pâte S.E.N.C.	Forest biomass cogeneration	10	2012	2027
EBI Énergie Inc.	Biomass cogeneration	9	2012	2037
WM Québec Inc.	Biomass cogeneration	8	2012	2032
Terreau biogas S.E.C.	Biomass cogeneration	3	2012	2036
Hydro-Québec Distribution manages its flexible and diversified energy portfolio to deal with fluctuations in demand. For example, in 2008, Hydro-Québec Distribution initiated or renewed measures to suspend or defer contracted deliveries that exceeded the requirements of the Québec market. In the fall of 2008, the Energy Board approved the 2008-2017 Electricity Supply Plan which presents the procurement strategies based on domestic demand forecasts for the next decade. Given the decline in demand, Hydro-Québec Distribution took the following measures to ensure a balance:
•	Under the agreements approved in 2008 by the Energy Board for the deferral of baseload and cycling deliveries scheduled for 2008-2011, Hydro-Québec Distribution deferred 4.2 TWh of the contract deliveries scheduled with Hydro-Québec Production for 2009. These deliveries are carried over to 2012-2020;

•	Following a decision by the Energy Board in September 2009, Hydro-Québec Distribution renewed for another year (2010) the suspension of deliveries from TransCanada Energy’s Bécancour generating station;

•	Hydro-Québec Distribution sold 600 GWh of surplus energy on short-term markets in 2009.
Calls for tenders could be made in the coming years in order to balance the long-term energy supply and demand in Québec (see “Regulatory Framework – Energy Board Act”). Hydro-Québec Distribution intends to purchase two blocks of 250 MW of wind energy generated in Québec, one from Aboriginal projects and one from community projects. Hydro-Québec Distribution also established a power purchase program which involves the acquisition of energy generated in Québec from new Aboriginal or local community hydroelectric projects of 50 MW or less, for an expected total installed capacity of 150 MW.

Electricity Rates
Under the applicable provisions of the Energy Board Act, rates are fixed or modified by the Energy Board (see “Regulatory Framework – Energy Board Act”). Rates are fixed to allow recovery of authorized service costs, including estimated supply costs, and a reasonable rate of return on shareholder’s equity. In March 2010, the Energy Board approved an average rate increase of 0.35% effective April 1, 2010.
The following table shows rate increases applicable for each year, from 2005 to 2010, as well as annual inflation rates:

	2005	2006	2007	2008	2009	2010
Rate increase as of April 1	1.2%	5.33%	1.92%	2.90%	1.22%	0.35%
Inflation Rate (1)	2.2%	2.0%	2.2%	2.3%	0.3%	2.0	%(2)

(1)	Canadian Consumer Price Index for the calendar year.

(2)	Estimate.
Electricity Sales and Revenue
The following table summarizes electricity sales and revenue in Québec, by category of customers, for the years 2005 through 2009.
ELECTRICITY SALES AND REVENUE

	Years ended December 31
	2005	2006	2007	2008	2009
			(in GWh)
Electricity Sales
In Québec, by category
Residential and farm	57,269	56,722	60,046	60,747	62,484
General and institutional	33,463	32,440	34,751	35,228	34,151
Industrial	73,447	73,297	73,005	69,144	63,310
Other	4,998	4,878	5,353	5,278	5,371

Total Electricity Sales	169,177	167,337	173,155	170,397	165,316

	(in millions of dollars)

Revenue from Electricity Sales
In Québec, by category
Residential and farm	$3,690	$3,775	$4,144	$4,300	$4,500
General and institutional	2,284	2,356	2,602	2,687	2,662
Industrial	2,892	3,022	3,336	3,174	3,092
Other	255	249	286	284	295

Total Revenue from Electricity Sales	$9,121	$9,402	$10,368	$10,445	$10,549

	(as at December 31)

Number of Customer Accounts
In Québec, by category
Residential and farm	3,450,455	3,501,709	3,554,443	3,603,330	3,649,470
General and institutional	283,616	295,618	299,524	296,504	297,380
Industrial	12,796	12,032	11,565	10,111	9,829
Other	5,643	5,767	3,440	3,499	3,653

Total Number of Customer Accounts	3,752,510	3,815,126	3,868,972	3,913,444	3,960,332

Construction
Hydro-Québec Équipement carries out engineering, construction and refurbishment projects for power generating facilities throughout Québec, except on the territory governed by the James Bay and Northern Québec Agreement, where the SEBJ assumes these responsibilities. Hydro-Québec Équipement also carries out projects for the construction of power transmission lines and substations throughout Québec.
Corporate And Other Activities
This segment includes the Technology Group, the Corporate Affairs and General Secretariat Group, the Human Resources and Shared Services Group, the Accounting and Control Vice Presidency, the Financing, Treasury and Pension Fund Vice Presidency and our subsidiary Hydro-Québec International inc. (“HQI”). The following are under the supervision of the Technology Group:
•	Hydro-Québec CapiTech inc. (“Hydro-Québec CapiTech”) (wholly-owned; a venture capital company investing in businesses that provide energy-related high-technology products and services);

•	Hydro-Québec IndusTech inc. (“Hydro-Québec IndusTech”) (wholly-owned; a corporation pursuing the development of an electrical motor for automobiles); and

•	Institut de recherche d’Hydro-Québec (“IREQ”) (our energy-technology research and development division).
In 2007, we completed the sale of our interests in foreign holdings previously held through HQI (See “Note 16 to the 2009 Consolidated Financial Statements”).

Corporate Outlook
Development Strategy
In July 2009, we presented our five-year Strategic Plan (the “Strategic Plan”) for the 2009-2013 period. This Strategic Plan was reviewed by a parliamentary commission in October 2009.
The Strategic Plan sets forth three main priorities: energy efficiency, renewable energies and technological innovation. More specifically, we plan to:
•	promote the conservation of energy by investing in energy efficiency programs;

•	begin a new phase of large-scale hydroelectric development in order to finish carrying out Québec’s energy strategy (4,500 MW) and to implement an additional planned expansion (3,500 MW) that Québec refers to as its “Plan Nord”;

•	continue integrating wind farm capacity resulting from our tender calls of recent years, for a total of nearly 4,000 MW by 2016-2017;

•	rely on technological innovation to remain on the leading edge of the power industry, improve customer services and further enhance our performance; and

•	develop energy-efficiency technologies.
Hydro-Québec plans to invest $25.1 billion between 2009 and 2013. In 2010, investments are expected to reach approximately $5 billion. More than 50% of the total amount will be devoted to development and growth activities as well as to the Energy Efficiency Plan, while the other investments will be used to finance work to maintain and improve facilities.
Hydro-Québec Production will continue to work on major projects to develop its hydroelectric generating assets. The Eastmain-1-A/Sarcelle/Rupert project is expected to be completed by 2012 and a major milestone was reached when the Rupert diversion went into operation at the end of 2009. In May 2009, Hydro-Québec Production began construction of a 1,550-MW hydroelectric complex on the Romaine, north of the 49th parallel, in the Minganie region. This project involves the construction of four generating stations with an average output of 8 TWh. Construction started in 2009 and is to be completed by 2020, with the first generating station (Romaine-2) scheduled for commissioning in late 2014. Other future projects are being considered, including Petit-Mécatina (1,200 MW and 6.2 TWh), located some 155 miles east of the Romaine, for which draft-design studies began in 2009. Hydro-Québec Production will also continue the engineering work and procurement activities for the refurbishment of Gentilly-2 nuclear generating station, scheduled for completion in late 2012.
Hydro-Québec TransÉnergie will invest approximately $7.8 billion over the 2009-2013 period for the development and the long-term operability of its transmission facilities. In particular, it will integrate the output of hydroelectric generating stations currently under construction, including Eastmain-1-A and Sarcelle powerhouses, and begin to expand our system in the Minganie region, primarily to connect the Romaine generating stations to the grid for Hydro-Québec Production. As well, for Hydro-Québec Distribution, we plan to bring approximately 2,400 MW of wind farm output reliably onto the grid by 2013. Moreover, subject to confirmation of requests for transmission services, Hydro-Québec TransÉnergie plans to build a 1,200-MW interconnection with New England by 2014. Hydro-Québec TransÉnergie will also continue to invest in maintenance and improvement activities in order to ensure the reliability and long-term operability of its transmission assets and enhance service quality. These activities include the project to upgrade the bulk transmission system, which involves boosting system performance and reinforcing the supply of energy to major load centres in order to reduce energy losses and make system management more flexible.
Hydro-Québec Distribution will continue to deliver reliable power and high-quality services to its Québec customers. It will also continue to implement the Energy Efficiency Plan, which includes measures for low-income households, to achieve the objective of 11 TWh in energy savings set for 2015. Hydro-Québec Distribution issued a call for tenders for two blocks of 250 MW of wind power supply in April 2009. Finally, Hydro-Québec Distribution will pursue its investments to handle the growth of its Québec customer base and continue to integrate new technologies in order to improve its operational efficiency.

Generations Fund
As stipulated in the Watercourses Act (Québec), Hydro-Québec Production pays the same statutory royalties as those paid by private producers of hydro-electricity in Québec. These water-power royalties, which are paid to the Government, consist of a statutory royalty for the electricity delivered during the year and a contractual royalty payable pursuant to the contract awarded for the operation of a generation station.
For 2010, these royalties, indexed annually to the Consumer Price Index, consist of:
•	a statutory royalty of $2.86 ($2.84, $2.77 and $2.72, for 2009, 2008 and 2007 respectively) per thousand kilowatt-hours of electricity produced; and

•	a contractual royalty of $0.671 ($0.667, $0.651 and $0.639, for 2009, 2008 and 2007 respectively) per thousand kilowatt-hours of electricity produced.
Under the Generations Fund Act, payments of these royalties were phased in over two years, beginning January 1, 2007. These royalties totaled $567 million in 2009, $546 million in 2008 and $263 million for 2007 (for 2007, the half-rate rule applied).

Capital Investment Program
Our capital investment program includes capital expenditures for fixed and intangible assets and investments in energy efficiency programs. The following table is a summary of our capital investments affecting cash for the years 2005 through 2009. The table also includes estimates for 2010 and the three-year period from 2011 to 2013; these estimates are based on, among other things, a projected growth in demand for electricity in Québec of 1.6% yearly for the next four years. In 2009, capital investments in fixed and intangible assets, excluding energy efficiency programs, totaled $4,083 million.
CAPITAL INVESTMENTS AFFECTING CASH (1)

						Estimated
	2005	2006	2007	2008	2009	2010	2011 through 2013
	(millions of dollars)
Fixed and Intangible Assets
Generation	$1,779	$1,614	$1,756	$1,891	$2,066	$2,323	$5,671
Transmission (2)	788	943	846	1,099	1,196	1,234	5,360
Distribution	646	692	724	664	709	836	2,985
Construction	6	4	3	5	1	6	22
Corporate and Other Activities	78	99	89	96	111	149	354

	3,297	3,352	3,418	3,755	4,083	4,548	14,392
Energy Efficiency Programs	91	149	172	236	257	299	1,059

Total Investments	$3,388	$3,501	$3,590	$3,991	$4,340	$4,847	$15,451

(1)	Certain comparative figures have been reclassified to reflect the presentation adopted in the current year.

(2)	Includes sub-transmission.
Under its continuing program to develop Québec’s hydropower potential, Hydro-Québec Production has inaugurated a number of facilities in the past few years: Toulnustouc in 2005, Eastmain-1 in 2006, Mercier in 2007, Péribonka in 2008, and Chute-Allard, Rapides-des-Coeurs and the Rupert diversion in 2009. All our development projects must meet three fundamental criteria before they can proceed: they must be profitable, environmentally acceptable and favourably received by the local populations concerned.
Commissioning of Chute-Allard and Rapides-des-Coeurs generating stations, on the Saint-Maurice, was completed in the fall of 2009. The first four units were started up in 2008, followed by the remaining eight in 2009: three at Chute-Allard and five at Rapides-des-Coeurs. With a combined capacity of 138 MW, the two facilities will generate 0.9 TWh per year for a total investment of $1.0 billion.
The Eastmain-1-A/Sarcelle/Rupert project (Baie James) reached a major milestone when the Rupert diversion went into operation in fall 2009, two months ahead of schedule and below budget. Construction also proceeded on Eastmain-1-A and Sarcelle powerhouses to be commissioned in 2011 and 2012. This project, which will cost an estimated $5.0 billion to build, will add a total of 918 MW in installed capacity and 8.7 TWh in annual output, including additional output (5.3 TWh) stemming from the diversion of part of the flow of the Rupert to the La Grande complex.
We broke ground on the Romaine complex in May 2009. The estimated $6.5 billion project calls for the construction of four generating stations with a total capacity of 1,550 MW and annual output of 8.0 TWh on the Romaine, north of Havre-Saint-Pierre, in the Minganie region. The facilities will be commissioned in stages between 2014 and 2020.
In the fall of 2009, we launched draft-design studies for two generating stations to be built on the Petit Métanica, in the Basse-Côte-Nord region, about 155 miles east of the Romaine. This complex would have a capacity of 1,200 MW and output of 6.2 TWh.
As part of the project to refurbish Gentilly-2 nuclear generating station, we continued the engineering, procurement and planning activities begun in 2008. At the same time, we launched phase II of the project to build solid radioactive waste management facilities to store the waste generated by the plant’s refurbishment. This work is scheduled for completion in summer 2010.

Allocation of Capital Expenditures for the Generation, Transmission and Distribution Business Segments
The following tables summarize the allocation of estimated capital expenditures for 2010 through 2013 among our three major business segments:
GENERATION BUSINESS SEGMENT

	Available		Planned Date	Estimated Capital Expenditures
	Power		of Operation	2010		2011 through 2013
	(MW)			(millions of dollars)
Main Rehabilitation Projects

Improvement and rebuilding of facilities	—		Continuous program	$423		$1,444
Gentilly-2 refurbishment	675	(1)	2012	422		851

Ongoing Generation Projects
Eastmain-1-A/Sarcelle/Rupert	918		2009-2012	940		638
Romaine complex	1,550		2014-2020	407		2,269

Generation Projects under Study
Petit Mécatina complex (PM-3 and PM-4)	1,200		2023-2026	45		125
Tabaret	132		2018	—		11

Other
Generation projects	—		—	32		193
Equipment and building projects	—		—	54	(2)	140	(3)

				$2,323		$5,671

(1)	Does not represent additional capacity.

(2)	Includes 64.9% in equipment and 35.1% in buildings.

(3)	Includes 70.6% in equipment and 29.4% in buildings.
TRANSMISSION BUSINESS SEGMENT

	Planned Date	Estimated Capital Expenditures
	of Operation	2010		2011 through 2013
		(millions of dollars)
Transmission facilities (1)
System maintenance and improvement	Continuous program	$611		$1,971

Projects in development
Wind Power interconnection — 990 MW	2007-2012	98		212
1,250-MW interconnection with Ontario — Phases I and II	2009-2010	55		—
Connection of Eastmain-1-A and Sarcelle powerhouses	2011	102		67
Other	2009-2014	196		1,475
Projects under study
Wind power interconnection — 2,000 MW and expansion of transportation network in Minganie	2011-2020	25		1,266

Other		147	(2)	369	(3)

		$1,234		$5,360

(1)	Includes sub-transmission facilities.

(2)	Includes 23.8% in equipment, 7.9% in buildings, 55.7% in telecommunications and 12.6% in technology.

(3)	Includes 28.4% in equipment, 5.7% in buildings and 65.9% in telecommunications.

DISTRIBUTION BUSINESS SEGMENT

	Estimated Capital Expenditures
	2010		2011 through 2013
	(millions of dollars)
Distribution system (1)
System maintenance	$222		$1,267
System improvements and demand growth	457		1,268
Other fixed assets	96	(2)	266	(3)
Intangible assets	61		184

	$836		$2,985

(1)	Includes investments in distribution facilities and investments in generation and transmission facilities of our off-grid systems.

(2)	Includes 52.1% in equipment, 40.3% in buildings 3.2% in telecommunications and 4.4% in technology.

(3)	Includes 55.5% in equipment, 36.6% in buildings, 3.1% in telecommunications and 4.8% in technology.
Cash Requirements
The total estimated cash requirements for 2010 are approximately $7.7 billion, and include approximately $4.8 billion in capital investments, approximately $0.7 billion for long-term debt repayment and sinking fund redemption and approximately $2.2 billion for the payment of dividends declared for 2009. Our self-financing ratio (defined as cash flows from operating activities less dividends paid, divided by the sum of cash flows from investing activities – excluding net disposal (acquisition) of short-term investments – and repayments of long-term debt) is expected to be 45.4% in 2010, compared to 41.2% in 2009.
We estimate that cash requirements for capital investments, long-term debt repayment and sinking fund redemption will amount to approximately $20.6 billion in aggregate for the three-year period 2011 through 2013.

Regulatory Framework
Hydro-Québec Act
Under the provisions of the Hydro-Québec Act, we are mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy.
Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met (see “Note 18 to the 2009 Consolidated Financial Statements”). In its budget tabled in March 2008, the Government announced that Hydro-Québec’s dividend policy was revised and raised to its distributable surplus which is close to 75% of net income. This change of policy began with the dividend payable for our fiscal year ending December 31, 2007.
Energy Board Act
The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Energy Board exclusive authority to determine or modify our rates and conditions under which electricity is transmitted and distributed by us. Hydro-Québec TransÉnergie and Hydro-Québec Distribution’s activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base.
The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carriers and of distributors. The Energy Board Act was amended in December 2006 to grant the Energy Board new powers regarding energy efficiency programs and actions as well as mandatory reliability standards.
Under the Energy Board Act, we have been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997.
The Energy Board has the authority to:
•	fix, or modify, after holding public hearings, our rates and conditions for the transmission and distribution of electric power;

•	approve our electric power supply plan;

•	designate a reliability coordinator for Québec and adopt the standards of reliability proposed by the designated reliability coordinator;

•	authorize our transmission and distribution investment projects;

•	approve our distribution commercial programs; and

•	rule upon complaints from customers concerning rates or services.
Generation
The Energy Board’s jurisdiction does not extend to generation.
Transmission
Transmission rates and service terms and conditions are subject to approval by the Energy Board. On April 13, 2010, the Energy Board approved an annual rate of $75.26/kW/year for firm point-to-point service with a rate rider (a rate rider is a temporary credit or charge approved by a regulator) for 2010 of minus $0.07/kW/year and an hourly rate of $8.59/MWh, applicable retroactively as of January 1, 2010, and set the amount payable for transmission of the native load supply at $2,651,409,800 per year with a rate rider for 2010 of minus $2,466,100.
On August 14, 2007, the Direction – Contrôle et exploitation du réseau (System Control Operations Management) of Hydro-Québec TransÉnergie was designated as the Reliability Coordinator for Québec by the Energy Board.

Distribution
Electricity required to meet Québec’s needs in excess of the Heritage Pool Electricity must be purchased through a competitive bidding process. On October 20, 2008, the Energy Board approved Hydro-Québec Distribution’s Electricity Supply Plan 2008-2017. Purchase contracts for electricity in excess of the Heritage Pool Electricity are subject to the approval of the Energy Board.
In July 2009, Hydro-Québec Distribution filed with the Energy Board an application for an average increase of 0.5% and to modify certain conditions regarding the distribution of electricity in Québec for the rate year beginning April 1, 2010. In March 2010, the Energy Board granted an average rate increase of 0.35% to Hydro-Québec Distribution.
National Energy Board Act
Our exports of electric power are subject to the National Energy Board Act which provides that a permit or license must be obtained from the National Energy Board of Canada (the “National Board”) for such exports. We hold the following permits for short-term exports (contracts of five years or less):
•	two permits expiring on December 31, 2010 authorizing us to export annually, up to 30 TWh of interruptible energy, up to 20 TWh of firm energy and up to 4,300 MW of power to the United States. In February 2010, we submitted an application for new permits;

•	one permit granted to our subsidiary, HQEM, expiring on April 7, 2019. The permit authorizes HQEM, as a power marketer, to export annually up to 30 TWh of firm and interruptible energy and up to 6,000 MW of power from interconnections located in other provinces.
Each of these permits allows us to take advantage of the spot market in the United States; however, long-term export contracts (more than five years) require prior issuance of specific permits or licenses by the National Board.
HQEM is authorized by an order of the National Board to export natural gas to the United States. This authorization will expire in 2011.
The National Board also regulates international power lines and we operate our interconnections with the United States in accordance with the terms and conditions of Certificates of Public Convenience and Necessity issued by the National Board.
Environmental Regulation
Our activities are subject to federal and provincial environmental laws and regulations, and, to some extent, municipal by-laws.
Before beginning new construction, our projects are subject to environmental impact assessment studies as well as information and consultation processes. The studies are submitted for review and approval by government departments and agencies responsible for issuing governmental authorizations. In some instances, the approval process includes public hearings by an independent body.
Environmental protection is a central concern of Hydro-Québec. Most activities that have an impact on the environment are governed by ISO 14001–certified environmental management systems. ISO 14001 is the environmental management standard of the International Organization for Standardization. In addition, every year, we review our management of environmental issues and publish a Sustainability Report.
The Government adopted the Sustainable Development Act (the “Sustainable Act”) in April 2006 and the Government Sustainable Development Strategy 2008-2013 (the “Government Strategy”), which came into effect in January 2008. As a Government-owned corporation, we are subject to the Sustainable Act and the Government Strategy and published our Sustainable Development Action Plan 2009-2013 (the “Action Plan”) in March 2009.

Litigation
Innus of Takuikan Uashat Mak Mani-Utenam
On December 30, 2003, representatives of the Innus of Takuikan Uashat Mak Mani-Utenam instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and us seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs who claim not to be parties to the 1975 James Bay and Northern Québec Agreement (the “Agreement”) allege that the Agreement and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages from Canada, Québec and us, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. However on January 27, 2009, at the request of the Attorney-General of Canada, the suspension of the proceedings was lifted and the case has been reactivated. With Québec, we intend to contest this claim.
Innus of Pessamit
In November 2006, the Innus of Pessamit re-activated an action which was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and us seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where our Manicouagan-Outardes hydroelectric facilities are located. The Innus intend to seek various orders including an award of damages against Canada, Québec and us, jointly and severally, in an amount of $10.8 billion. In addition, the Innus of Pessamit are claiming compensatory annual payments of $657 million from Hydro-Québec. With Québec, we intend to contest this claim.
CF(L)Co
On February 23, 2010, CF(L)Co instituted proceedings against us seeking the modification, as of November 30, 2009, of the pricing terms under the 1969 Power Contract (see “Generation Operations-Power Purchases”) by increasing the pricing terms payable by us to CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of the 1969 Power Contract with effect six months from the date of judgment. We intend to contest this claim.
Employees
We had 19,536 permanent employees as at December 31, 2009, and an average of 4,080 temporary employees during 2009. These numbers do not include employees of our subsidiaries and joint ventures. Unionized employees represent approximately 85% of our work force.
Eight collective agreements govern the working conditions of our unionized employees. In 2008, we renewed seven of these agreements, representing 91% of our unionized employees. These collective agreements extend to 2013 or 2014. They provide for a profit-sharing plan tied to the attainment of our business objectives and for annual salary increases of 2%.
The collective agreement with our engineers expired at the end of 2008. Negotiations for its renewal are ongoing.

Management’s Discussion and Analysis
Overview
Income from continuing operations totaled $3,035 million, a $23-million increase from the $3,012 million recorded in 2008, despite a difficult business environment in 2009. On the one hand, a decrease in revenue from net electricity exports by Hydro-Québec Production, due to a drop in energy prices, was considerably mitigated by the application of hedging strategies based on the use of derivative instruments for wholesale market activities, and was thereby limited to $226 million. On the other hand, the drop in aluminum prices led to a negative impact of $254 million, or $180 million more than in 2008, from special contracts signed with large industrial customers in Québec under conditions agreed to some 20 years ago. This impact was, however, more than offset by the positive effect, totaling $391 million, or $273 million more than in 2008, of hedging by the company on aluminum prices and exchange rates.
Strict control of operating expenses enabled us to keep them at a level comparable to 2007 and 2008 notwithstanding growth in operations; in addition, depreciation and amortization expense and capital tax decreased by $122 million and $70 million, respectively. Regulatory deferrals in 2008 led to the recognition of a $129-million non-recurring regulatory asset for revenue variances related to climate conditions in 2006 and 2007.
Hydro-Québec did not record any income from discontinued operations in 2009, after recording $129 million in this regard in 2008, chiefly because of a non-recurring gain of $126 million related to the price adjustments provided for in the contract for the sale of the interest in Transelec, in Chile, concluded in 2006. Thus, 2009 net income corresponds to income from continuing operations, namely $3,035 million, compared to net income of $3,141 million in 2008.
Revenue totaled $12,334 million, compared to $12,717 million in 2008. Revenue from electricity sales amounted to $12,055 million, versus $12,364 million in 2008. This decrease is attributable to a $413-million decline in revenue from electricity sales outside Québec, partly offset by a $104-million increase in revenue from electricity sales in Québec.
Total expenditure amounted to $6,900 million, or $360 million less than in 2008. This decrease is due to reductions of $199 million in electricity and fuel purchases, $122 million in depreciation and amortization expense and $70 million in capital tax as a result of a reduction in the tax rate. However, the change in regulatory deferrals compared to 2008 increased expenditure by $102 million, taking into account the recognition, in June 2008, of a $129-million regulatory asset for revenue variances related to climate conditions in 2006 and 2007.
Return on equity remained at a level comparable to 2008 despite a difficult business environment in 2009, totaling 14.3%, compared to 15.4% in 2008.
Cash from operations totaled $4.8 billion. Among other things, this cash allowed us to pay the dividends of $2,252 million declared for 2008 and to finance a major part of our investments. Our capital program reached $4.3 billion in 2009, compared to $4.0 billion in 2008, reflecting our continued involvement in several major projects in the Generation and Transmission segments, including the Eastmain-1-A/Sarcelle/Rupert hydroelectric development, which reached a milestone with the start of operation of the Rupert diversion in November 2009, and the 1,250-MW interconnection with Ontario, which was officially inaugurated in September 2009.
Dividends declared from 2005 to 2009 totaled $10 billion, including $2,168 million for 2009.

Consolidated results
Revenue totaled $12,334 million, compared to $12,717 million in 2008. Revenue from electricity sales decreased by $309 million to $12,055 million. Sales in Québec accounted for $10,549 million of this amount, or $104 million more than in 2008. On markets outside Québec, revenue from electricity sales totaled $1,506 million, a decrease of $413 million. Other revenue totaled $279 million, compared to $353 million in 2008. This $74-million decrease was mainly due to a decline in revenue from natural gas sales following a drop in market prices.
The $104-million increase in revenue from electricity sales in Québec resulted mainly from the April 1, 2008 and April 1, 2009 rate adjustments, which were partly offset by a decrease in industrial demand, counterbalanced to some extent by increased demand in the Residential and farm category. Revenue from special contracts with large industrial customers decreased by $208 million, mainly due to a drop in aluminum prices. However, the derivative instruments used to manage risks related to aluminum prices and exchange rates generated a $273-million positive impact. Risks related to special contracts are absorbed by Hydro-Québec Production.
The $413-million decrease on markets outside Québec is due to a reduction in revenue from Hydro-Québec Production’s exports.
Total expenditure was $6,900 million, a decrease of $360 million compared to 2008.
Operating expenses totaled $2,521 million in 2009. Strict control of operating expenses enabled us to keep them at a level comparable to 2007 and 2008 notwithstanding growth in operations. The impact of indexation and inflation, net of efficiency gains, accounted for a $40-million increase in operating expenses. Growth in operations, related mainly to the commissioning of Chute-Allard and Rapides-des-Cœurs generating stations, the expansion of the transmission and distribution systems and an increase in the number of customer accounts, resulted in a $45-million increase. However, these factors were partly offset by a $58-million decline in pension costs on account of the actuarial effect of higher long-term interest rates on capital markets.
Electricity and fuel purchases totaled $1,207 million in 2009, as against $1,406 million in 2008. This $199-million decrease is mainly due to a reduction in the volume of electricity purchases made by Hydro-Québec Production.
Depreciation and amortization expense totaled $2,214 million, a decrease of $122 million from 2008. The difference is due to a $255-million decrease in depreciation and amortization other than for regulatory assets and liabilities, mainly because of the revision of the useful life of some property, plant and equipment used for hydroelectric generation beyond 50 years. The expense related to regulatory assets and liabilities, recognized in accordance with the conditions established by the Energy Board, increased by $133 million. First, amortization of the regulatory asset in connection with the net costs related to retirement of property, plant and equipment and intangible assets translated into a $171-million increase. Moreover, amortization of the regulatory asset recognized in 2008 for revenue variances related to climate conditions resulted in a $75-million increase. Finally, amortization of the regulatory asset related to the cost of native load transmission service decreased by $139 million, totaling $104 million in 2009, compared to $243 million in 2008. Amortization of these last items was taken into account in setting the electricity transmission and distribution rates that came into force in 2009.
Taxes were $928 million, compared to $1,093 million in 2008. This decrease resulted mainly from a reduction in capital tax due to a lower rate of taxation, which went from 0.36% in 2008 to 0.24% in 2009.
The change in regulatory deferrals compared to 2008 increased expenditure by $102 million, primarily as a result of revenue variances related to climate conditions and cost variances in electricity purchases in excess of the Heritage Pool Electricity.
Revenue variances related to climate conditions correspond to differences between Hydro-Québec Distribution’s actual transmission and distribution revenue and the revenue forecasts established on the basis of the climate normal for rate application purposes. A $10-million regulatory asset was recognized in this regard in 2009 compared to $126 million in 2008, for a negative variance of $116 million. The 2008 regulatory asset, related mainly to milder temperatures in 2006, was recognized as a result of the inclusion of a mechanism for amortizing these differences in Hydro-Québec Distribution’s 2009-2010 rate application.

As for cost variances related to electricity purchases in excess of the Heritage Pool Electricity, a $31-million regulatory liability was recorded in 2009 to take into account the fact that the actual cost of supplying electricity in excess of the Heritage Pool Electricity was lower than the cost forecasted for the purpose of rate-setting by the Energy Board. In 2008, a $58-million regulatory liability had been recognized, for a $27-million positive variance.
Financial expenses totaled $2,399 million compared to $2,445 million in 2008, a $46-million reduction due mainly to lower interest rates on capital markets. This was partly offset by the negative effect of converting U.S. dollar-denominated working capital into Canadian dollars, given the appreciation of the Canadian dollar in 2009, as opposed to its depreciation in 2008.
Hydro-Québec did not record any income from discontinued operations in 2009, after recording $129 million in this regard in 2008, chiefly because of a non-recurring gain of $126 million related to the price adjustments provided for in the contract for the sale of the interest in Transelec, in Chile, concluded in 2006. Thus, 2009 net income corresponds to income from continuing operations, namely $3,035 million, compared to net income of $3,141 million in 2008.

	2009	2008
OPERATIONS AND DIVIDENDS ($M)
Revenue	12,334	12,717
Operating income	5,434	5,457
Income from continuing operations	3,035	3,012
Net income	3,035	3,141
Dividends declared	2,168	2,252

BALANCE SHEETS ($M)
Total assets	68,978	66,789
Property, plant and equipment	57,760	54,920
Long-term debt, including current portion and perpetual debt	38,002	36,415
Equity	22,395	22,062

RATIOS
Interest coverage [a]	2.17	2.12
Return on equity [b] (%)	14.3	15.4
Income from continuing operations [c] (%)	24.6	23.7
Capitalization [d] (%)	37.0	37.7
Self-financing [e] (%)	41.2	45.7

Note:	Certain comparative figures have been reclassified to reflect the presentation adopted for 2009.

(a)	Sum of operating income and net investment income divided by gross interest expense.

(b)	Net income divided by average equity less average accumulated other comprehensive income.

(c)	Income from continuing operations divided by revenue.

(d)	Equity divided by the sum of equity, long-term debt (including current portion), perpetual debt, short-term borrowings and derivative instrument liabilities, less derivative instrument assets.

(e)	Cash flows from operating activities less dividends paid, divided by the sum of cash flows from investing activities – excluding net disposal (acquisition) of short-term investments – and repayment of long-term debt.

Financial Position
Operating activities
Cash from operating activities totaled $4.8 billion in 2009, compared to $5.1 billion in 2008. These funds were mainly used to finance a large part of our investments and to pay the dividends declared for 2008.
Investing activities
In 2009, Hydro-Québec invested $4.3 billion in property, plant and equipment, intangible assets and the Energy Efficiency Plan (EEP), compared to $4.0 billion in 2008. Of this total, $2.2 billion was invested in development projects and $1.8 billion in maintaining or improving the quality of assets, while $0.3 billion went to the EEP. In addition, Hydro-Québec invested $0.6 billion as part of the acquisition of an interest in Manicouagan Power Limited Partnership.
Hydro-Québec Production invested a total of $2,066 million in 2009, compared to $1,891 million in 2008. As expected, a large portion of this amount, $1,422 million, was invested in development projects, such as Eastmain-1-A/Sarcelle/Rupert, which reached a milestone with the start of operation of the Rupert diversion in November 2009; the Romaine project, work on which began in May 2009; and Chute-Allard and Rapides-des-Cœurs hydroelectric developments (commissioning of the last units at the two generating stations). The amounts allocated to asset maintenance and improvement totaled $644 million. The engineering work and planning and procurement activities related to the refurbishment of Gentilly-2 nuclear generating station continued, along with rehabilitation work at La Tuque, Beauharnois and Paugan generating stations. In December 2009, Hydro-Québec Production also invested $0.6 billion as part of Hydro-Québec’s acquisition (through its subsidiary HQ Manicouagan inc.) of a 60% interest in Manicouagan Power Limited Partnership, which owns and operates a hydroelectric generating station (McCormick) located on the Rivière Manicouagan.
Capital spending at Hydro-Québec TransÉnergie totaled $1,196 million in 2009, with more than 40% used to increase transmission capacity and integrate the output from new hydroelectric and wind power facilities. These projects included the 1,250-MW interconnection with Ontario inaugurated on September 25, 2009 at Outaouais substation, where the two converters were commissioned during the year, and the continuing work to integrate output from wind farms in the Gaspé peninsula. The remainder was devoted to long-term transmission system operability and improving service quality.
Hydro-Québec Distribution invested $709 million in order to handle the growth in the number of customer accounts, ensure the long-term operability of the distribution system and enhance service quality. An additional $257 million was allocated to the EEP.
Financing activities
In 2009, issuance of long-term debt totaled $4.2 billion.
Some of these funds were raised through the issue, on January 15, 2009, of new fixed-rate bonds maturing in February 2050 and the reopening of this offering on January 29, November 12 and December 10, 2009, raising $2.0 billion at an average rate of 4.86%. In addition, three financings for a total of $2.1 billion were carried out through the issue of variable-rate notes maturing in 2014. All 2009 issues were made exclusively in the Canadian market.
The proceeds from all these activities financed a portion of our investments and were also used to repay maturing debts.
Hydro-Québec manages its credit risk using a number of methods, including the adoption of credit limits for each counterparty and the implementation of risk mitigation agreements. Changes in the market value of the financial instruments subject to these agreements beyond an agreed level give rise to a cash receipt or payment. In 2009, net cash payments of $1.8 billion were recognized in this regard.

Preauthorized capital resources

Outstanding as at
Type of financing	Authorized volume	Market	December 31, 2009
Credit lines	US$350 million or C$350 million		—
	C$40 million		—
US$110 million
Standby credit[a,b]	US$2,000 million		—
Commercial paper[a]	US$2,250 million or equivalent in C$	United States or Canada	C$21 million
Medium-term notes[a]	US$3,000 million or equivalent in other currencies	United States	US$415 million
	C$20,000 million or equivalent in US$	Canada	C$12,652 million

(a)	Guaranteed by the Government.

(b)	Committed facility.

	2009		2008
Credit ratings	Commercial paper	Long-term	Commercial paper	Long-term
U.S. agencies
Moody’s	P-1	Aa2 stable	P-1	Aa2 stable
Fitch Ratings	F1+	AA- stable	F1+	AA- positive
Standard & Poor’s	A-1+	A+	A-1+	A+

Canadian agency
DBRS	R-1 (middle)	A (high) stable	R-1 (middle)	A (high) stable
A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency, and each rating should be evaluated independently of any other rating.
Dividends and capitalization rate
Since Hydro-Québec has met all the requisite conditions (See “Note 18 to the 2009 Consolidated Financial Statements”), dividends totaling $2,168 million were declared for 2009. When these dividends are factored in, the capitalization rate is 37.0%.
Dividends declared from 2005 to 2009 totaled $10 billion.

Segmented Information
As in 2008, Hydro-Québec had four operating segments, namely Generation, Transmission, Distribution and Construction, as well as activities grouped under Corporate and Other Activities.

2009
					Corporate and
Segmented financial information ($M)	Generation	Transmission	Distribution	Construction	Other Activities	Hydro-Québec [a]
Revenue	6,407	2,929	10,717	2,678	1,265	12,334
Net income	2,214	435	365	—	9	3,035
Total assets	33,103	17,677	12,443	424	5,584	68,978

2008
					Corporate and
Segmented financial information ($M)	Generation	Transmission	Distribution	Construction	Other Activities	Hydro-Québec [a]
Revenue	6,997	2,782	10,602	2,416	1,256	12,717
Net income	2,230	426	388	—	85	3,141
Total assets	30,659	17,149	12,264	362	6,661	66,789

a)	Includes the intersegment eliminations presented in Note 24 to the consolidated financial statements.

Note:	Certain comparative figures have been reclassified to reflect the presentation adopted for 2009.
Segment highlights
The Generation segment recorded net income of $2,214 million, which is stable compared to the $2,230 million recorded in 2008, despite a difficult business environment in 2009. The decrease in revenue from net electricity exports, due to a drop in energy prices, was considerably mitigated by the application of hedging strategies based on the use of derivative instruments for wholesale market activities, and was thereby limited to $226 million. Revenue from electricity sales to Hydro-Québec Distribution decreased by $207 million, mainly as a result of lower demand from industrial customers in Québec, while electricity purchases decreased by $63 million. Furthermore, the drop in aluminum prices led to a negative impact of $254 million, or $180 million more than in 2008, from special contracts signed with large industrial customers in Québec under conditions agreed to some 20 years ago. This impact was, however, more than offset by the positive effect, totaling $391 million, or $273 million more than in 2008, of hedging by the company on aluminum prices and exchange rates. Transmission system reservation costs paid to Hydro-Québec TransÉnergie increased by $56 million, while depreciation and amortization expense and capital tax decreased by $267 million and $40 million, respectively.
The Transmission segment recorded net income of $435 million, a $9-million increase from $426 million in 2008. Revenue from point-to-point transmission services provided to Hydro-Québec Production increased by $56 million over 2008. Since these services generated revenue of $268 million, which exceeded the forecast of $249 million approved by the Energy Board, Hydro-Québec TransÉnergie recorded a regulatory liability of $19 million as revenue variances in point-to-point transmission services. In 2008, a $1-million regulatory asset was recorded in this regard, giving rise to a $20-million negative variance. In addition, revenue from native load transmission service increased by $46 million, while amortization expense for the net costs related to retirement of property, plant and equipment and intangible assets, recognized in accordance with the new conditions established by the Energy Board, increased by $79 million. Capital tax decreased by $19 million.
The Distribution segment recorded net income of $365 million, compared to $388 million in 2008. This $23-million decrease is mainly due to the recognition, in June 2008, of a $129-million regulatory asset for revenue variances related to climate conditions in 2006 and 2007. The effect of this non-recurring item was partly offset by an increase in revenue from electricity sales, a net decrease in electricity purchases and transmission costs, and a reduction in capital tax. There was also a positive variance in regulatory deferrals related to supply costs for electricity in excess of the Heritage Pool Electricity. A $31-million regulatory liability was recorded in this regard in 2009, compared to a $58-million liability in 2008.
The Construction segment recorded a volume of activity of $2,678 million, compared to $2,416 million in 2008. As in 2008, this high volume stemmed from work on several major projects.

Generation
Under the Act respecting the Régie de l’énergie, Hydro-Québec Production is required to provide Hydro-Québec Distribution with up to 165 TWh a year of heritage pool electricity, at an average price of 2.79¢/kWh. Hydro-Québec Production sells its excess output on deregulated markets in northeastern North America, including Québec, at market prices. It may also compete for contracts under Hydro-Québec Distribution’s open tendering process.
Hydro-Québec Production operates 65 generating stations. Its capital projects serve a twofold objective: to ensure the long-term operability of existing facilities and to continue development of Québec’s hydroelectric potential.
Operating results
Hydro-Québec Production recorded net income of $2,214 million, which is stable compared to the $2,230 million recorded in 2008, despite a difficult business environment in 2009. The decrease in revenue from net electricity exports, due to a drop in energy prices, was considerably mitigated by the application of hedging strategies based on the use of derivative instruments for wholesale market activities, and was thereby limited to $226 million. Revenue from electricity sales to Hydro-Québec Distribution decreased by $207 million, mainly as a result of lower demand from industrial customers in Québec, while electricity purchases decreased by $63 million. Furthermore, the drop in aluminum prices led to a negative impact of $254 million, or $180 million more than in 2008, from special contracts signed with large industrial customers in Québec under conditions agreed to some 20 years ago. This impact was, however, more than offset by the positive effect, totaling $391 million, or $273 million more than in 2008, of hedging by the company on aluminum prices and exchange rates. Transmission system reservation costs paid to Hydro-Québec TransÉnergie increased by $56 million, while depreciation and amortization expense and capital tax decreased by $267 million and $40 million, respectively.
Electricity sales in Québec
Sales to Hydro-Québec Distribution
In 2009, the total volume of electricity sales to Hydro-Québec Distribution was 164.2 TWh, compared to 170.2 TWh in 2008, for a decrease of 6.0 TWh. Revenue generated by these sales decreased by $207 million to $4,632 million, mainly due to a reduction in industrial demand related to the difficult business environment in 2009.
Special contracts between Hydro-Québec Distribution and large industrial customers
The risks inherent in Hydro-Québec Distribution’s special contracts are absorbed by Hydro-Québec Production. Revenue from Hydro-Québec Distribution’s special contracts with large industrial customers in Québec decreased by $208 million for a total of $743 million, mainly because of a nearly 40% decrease in the market price of aluminum in 2009. The negative impact prior to hedging totaled $254 million, or $180 million more than in 2008.
However, hedging operations carried out by the company, as part of its risk management strategy related to aluminum prices and exchange rates, generated a $391-million positive impact, or $273 million more than in 2008.
Electricity sales outside Québec
Electricity sales outside Québec generated revenue of $1,495 million for 23.0 TWh in 2009, compared to $1,897 million for 21.1 TWh in 2008. Short-term electricity sales earned $1,239 million for 20.4 TWh, compared to $1,677 million for 18.6 TWh in 2008.
Net electricity exports earned $1,258 million in 2009 for a net reservoir drawdown of 18.5 TWh, compared to $1,484 million for 15.2 TWh in 2008. This represented a unit contribution of 6.8¢/kWh in 2009 against 9.8¢/kWh in 2008. Hydro-Québec Production had benefited from particularly favorable market conditions in 2008.
As at December 31, 2009, reservoir storage stood at 112.9 TWh, compared to 116.5 TWh a year earlier. This slight decrease is due to the fact that natural water inflows were below the normal level by approximately 2 TWh. The present level is more than sufficient to meet the criteria set for management of risks related to security of energy supply.

Electricity and fuel purchases
Electricity and fuel purchases totaled $1,043 million in 2009, a decrease of $234 million from 2008, due to a drop in market prices for energy and a reduction in purchase volume. Specifically, short-term purchases for export amounted to $223 million for 3.7 TWh, compared to $380 million for 5.2 TWh in 2008. Transmission system reservation costs paid to Hydro-Québec TransÉnergie increased by $56 million, mainly because of the higher volume of sales outside Québec.
Depreciation and amortization
Depreciation and amortization expense totaled $510 million compared to $777 million in 2008, a decrease of $267 million. The difference stems primarily from the revision of the useful life of some property, plant and equipment used for hydroelectric generation beyond 50 years.
Investing activities
Investments in property, plant and equipment and intangible assets affecting cash totaled $2,066 million in 2009. Of this amount, $1,422 million went to development activities, including work on Eastmain-1-A/Sarcelle/Rupert (with the start of operation of the Rupert diversion in 2009), Chute-Allard and Rapides-des-Cœurs (where the last eight generating units were commissioned in 2009), and Romaine.
Hydro-Québec Production also invested $644 million in rehabilitating and refitting its facilities. Most of this amount was earmarked for engineering work and planning and procurement activities related to the refurbishment of Gentilly-2 nuclear generating station, along with rehabilitation work at La Tuque, Beauharnois and Paugan generating stations.
In December 2009, Hydro-Québec Production also invested $0.6 billion as part of Hydro-Québec’s acquisition (through its subsidiary HQ Manicouagan inc.) of a 60% interest in Manicouagan Power Limited Partnership, which owns and operates a hydroelectric generating station (McCormick) located on the Rivière Manicouagan.

Transmission
Hydro-Québec TransÉnergie operates and develops Hydro-Québec’s power transmission system. It markets system capacity and manages power flows throughout Québec.
The operations of Hydro-Québec TransÉnergie are regulated by the Energy Board.
Rate case
For 2009, the revenue authorized by the Energy Board for transmission rate-setting purposes totaled $2,824 million, including $2,575 million in native load transmission revenue (representing a $46-million increase over 2008) and $249 million for short- and long-term point-to-point transmission services.
Operating results
Hydro-Québec TransÉnergie recorded net income of $435 million, a $9-million increase from $426 million in 2008. Revenue from point-to-point transmission services provided to Hydro-Québec Production increased by $56 million over 2008. Since these services generated revenue of $268 million, which exceeded the forecast of $249 million approved by the Energy Board, Hydro-Québec TransÉnergie recorded a regulatory liability of $19 million as revenue variances in point-to-point transmission services. In 2008, a $1-million regulatory asset was recorded in this regard, giving rise to a $20-million negative variance. In addition, revenue from native load transmission service increased by $46 million, while amortization expense for the net costs related to retirement of property, plant and equipment and intangible assets, recognized in accordance with the new conditions established by the Energy Board, increased by $79 million. Capital tax decreased by $19 million.
Investing activities
In 2009, Hydro-Québec TransÉnergie invested $1,196 million in property, plant and equipment and intangible assets affecting cash, including $493 million for growth and $703 million for ongoing operations. Ongoing operations involve ensuring the long-term operability of facilities, improving service quality and complying with the legal and regulatory requirements for operating a power transmission system.
The purpose of growth projects is to increase transmission capacity and bring new hydropower plants and wind farms onto the grid.
In 2009, Hydro-Québec TransÉnergie invested $184 million in the construction of the 1,250-MW interconnection between Québec and Ontario, which began at the end of 2006 under an agreement between Hydro-Québec TransÉnergie and Hydro One Networks. Most of this amount went into building the 315-kV line between Chénier and Outaouais substations, scheduled for commissioning in 2010. The two 315/230-kV converters at Outaouais substation were commissioned in 2009. The total cost of the project is expected to be lower than the initial budget of $654 million.
Other major projects in 2009 included construction of Mont-Tremblant substation (120/25 kV), commissioned in December, and the refurbishment of Sorel substation (230/120/25 kV). At the same time, Hydro-Québec TransÉnergie continued to work on integrating the output from wind farms in the Gaspé peninsula.

Distribution
Hydro-Québec Distribution provides electricity to the Québec market and delivers reliable power and quality services to its customers with a view to efficiency and sustainable development. In this context, it also promotes energy-saving measures among its customers.
Hydro-Québec Distribution’s activities are regulated by the Energy Board, which has exclusive jurisdiction to set electricity rates.
Rate cases
In March 2009, the Energy Board approved an across-the-board rate increase of 1.22%, effective April 1, 2009. In March 2010, it approved an across-the-board rate increase of 0.35% for 2010-2011.
Supplying the Québec market
Hydro-Québec Distribution relies on various sources to supply the Québec market. To meet requirements in excess of the Heritage Pool Electricity (165 TWh) reserved for it by Hydro-Québec Production, Hydro-Québec Distribution issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly in the market, without tendering, under an exemption granted by the Energy Board. For unforeseen needs that cannot be met otherwise, Hydro-Québec Distribution relies on a framework agreement with Hydro-Québec Production. Since the previous agreement expired on December 31, 2008, the two divisions signed a new agreement covering the period from January 1, 2009, to December 31, 2013, which was approved by the Energy Board in 2009.
In 2009, Hydro-Québec Distribution filed a second progress report with the Energy Board on the Electricity Supply Plan 2008-2017. The report presented a significant downward revision in the forecast of the electricity needs of the Québec market, especially in the industrial category, given the economic context.
To balance supply and demand, Hydro-Québec Distribution signed an agreement with TransCanada Energy to suspend, for 2010, the deliveries of power provided for in the contract with this supplier. Approved by the Energy Board in September 2009, the agreement can be renewed on an annual basis, subject to the Energy Board’s approval.
The Saint-Ulric–Saint-Léandre wind farm made its first deliveries in November 2009. Combined with the supply from the wind farms at L’Anse-à-Valleau, Baie-des-Sables and Carleton, this brings Hydro-Québec Distribution’s wind power purchases to some 1.5 TWh per year, for an installed capacity of 447 MW.
Finally, Hydro-Québec Distribution is continuing its efforts to promote energy efficiency. In 2009, its programs generated new energy savings of 0.9 TWh, for a total of 4.3 TWh of annual savings achieved since 2003. Hydro-Québec Distribution has a target of 11 TWh by 2015.
Operating results
Hydro-Québec Distribution recorded net income of $365 million, compared to $388 million in 2008. This $23-million decrease is mainly due to the recognition, in June 2008, of a $129-million regulatory asset for revenue variances related to climate conditions in 2006 and 2007. The effect of this non-recurring item was partly offset by an increase in revenue from electricity sales, a net decrease in electricity purchases and transmission costs, and a reduction in capital tax. There was also a positive variance in regulatory deferrals related to supply costs for electricity in excess of the Heritage Pool Electricity. A $31-million regulatory liability was recorded in this regard in 2009, compared to a $58-million liability in 2008.
Electricity sales in Québec
Electricity sales revenue totaled $10,541 million, an increase of $101 million over 2008. The rate adjustments that came into effect on April 1, 2008 and April 1, 2009, which, among other things, enabled Hydro-Québec Distribution to absorb the net costs related to the retirement of property, plant and equipment and intangible assets and to recover part of the regulatory asset charged to the revenue variance account related to climate conditions, had a positive impact on revenue. However, the decrease in industrial demand, which was partly offset by increased demand in the Residential and farm category, reduced revenue. Revenue from special contracts with large industrial customers decreased by $208 million, mainly because of the drop in aluminum prices. However, the derivative instruments used to manage risks related to aluminum prices and exchange rates generated a $273-million positive impact. Risks related to special contracts are absorbed by Hydro-Québec Production.

Sales volume was 165.1 TWh, a decrease of 5.2 TWh from 170.3 TWh in 2008, mainly the result of a decline in baseload demand (-4.4 TWh). Sales to industrial customers declined by 5.7 TWh because of the economic slowdown in the pulp and paper and smelting and refining sectors. In contrast, sales in the Residential and farm category increased by 2.2 TWh, mainly because of growth in the number of customer accounts and in the number of households converting to electric heating.
Electricity sales in Québec by category

	Sales volume			Sales revenue
	2009	2009-2008 change		2009	2009-2008 change
Customer category	TWh	TWh	%	$M	$M	%
Residential and farm	62.5	1.8	3.0	4,500	200	4.7
General and institutional	34.1	(1.1)	(3.1)	2,662	(25)	(0.9)
Industrial	63.3	(5.9)	(8.5)	3,092	(82)	(2.6)
Other	5.2	—	—	287	8	2.9

Total	165.1	(5.2)	(3.1)	10,541	101	1.0

Factors in the 2009-2008 change in sales by category

	Volume effects							Price effects
	Baseload							Rate
	demand		Temperature		February 29		Total	adjustments	Other	Total	Total
Customer category	TWh	$M	TWh	$M	TWh	$M	$M	$M	$M	$M	$M
Residential and farm	2.2	145	(0.1)	—	(0.3)	(18)	127	85	(12)	73	200
General and institutional	(0.9)	(58)	(0.1)	(4)	(0.1)	(10)	(72)	44	3	47	(25)
Industrial	(5.7)	(231)	—	(1)	(0.2)	(9)	(241)	38	121	159	(82)
Other	—	(1)	—	—	—	(1)	(2)	5	5	10	8

Total	(4.4)	(145)	(0.2)	(5)	(0.6)	(38)	(188)	172	117	289	101

Electricity purchases and cost of transmission
Net electricity purchases decreased by $120 million from 2008 due to a reduction in domestic demand.
The cost of native load transmission service increased by $46 million. Hydro-Québec Distribution annually recognizes an adjustment to its transmission costs as a result of the recognition of Hydro-Québec TransÉnergie’s variance account for revenue from point-to-point transmission services. In 2009, a $3-million reduction was recognized, while a $41-million reduction was recognized in 2008, for a negative variance of $38 million.
Depreciation and amortization
Depreciation and amortization expense totaled $868 million, compared to $828 million in 2008, a $40-million increase stemming mainly from an increase in amortization for regulatory assets and liabilities recognized in accordance with the conditions set by the Energy Board. Amortization of the regulatory asset in connection with the net costs related to retirement of property, plant and equipment and intangible assets translated into a $92-million increase and amortization of the regulatory asset recognized in 2008 for revenue variances related to climate conditions resulted in a $75-million increase. Finally, amortization of the regulatory asset related to the cost of native load transmission service decreased by $139 million, totaling $104 million in 2009, compared to $243 million in 2008.
Regulatory deferrals
The change in regulatory deferrals compared to 2008 increased expenditure by $82 million, primarily as a result of revenue variances related to climate conditions and cost variances related to electricity purchases in excess of the Heritage Pool Electricity.

Revenue variances related to climate conditions correspond to differences between Hydro-Québec Distribution’s actual transmission and distribution revenue and the revenue forecasts established on the basis of the climate normal for rate application purposes. A $10-million regulatory asset was recognized in this regard in 2009 compared to $126 million in 2008, for a negative variance of $116 million. The 2008 regulatory asset, related mainly to milder temperatures in 2006, was recognized as a result of the inclusion of a mechanism for amortizing these differences in Hydro-Québec Distribution’s 2009–2010 rate application.
As for cost variances related to electricity purchases in excess of the Heritage Pool Electricity, a $31-million regulatory liability was recorded in 2009 to take into account the fact that the actual cost of supplying electricity in excess of the Heritage Pool Electricity was lower than the cost forecasted for the purpose of rate-setting by the Energy Board. In 2008, a $58-million regulatory liability was recognized, for a $27-million positive variance.
Investing activities
Under the category of investments affecting cash, Hydro-Québec Distribution invested $709 million in property, plant and equipment and intangible assets in 2009.
Of this amount, $325 million went toward handling the growth of its Québec customer base, including $203 million to hook up new customers. Hydro-Québec Distribution also invested $263 million to ensure long-term distribution system operability, and $46 million to improve service quality, including $34 million for the system automation program, which will permit remote monitoring of equipment and improvements to the service continuity index.
Hydro-Québec Distribution also invested $257 million in the Energy Efficiency Plan.

Construction
Hydro-Québec Équipement carries out engineering, construction and refurbishment projects for power generating facilities throughout Québec, except on the territory governed by the James Bay and Northern Québec Agreement, where such work is handled by the SEBJ. Hydro-Québec Équipement is also in charge of power transmission line and substation projects for the company.
As engineering and environmental specialists, Hydro-Québec Équipement and SEBJ also offer Hydro-Québec Production and Hydro-Québec TransÉnergie a variety of services needed for draft-design studies, impact assessments and other undertakings in the context of energy-related projects. These services include technical and scientific surveys, planning, cost estimates, design, architecture, land surveying and quality control.
Volume of activity
Hydro-Québec Équipement and SEBJ carried out activities worth a total of $2,678 million in 2009, compared to $2,416 million in 2008. As in 2008, this high volume can be attributed to several large-scale projects. Work done for Hydro-Québec Production totaled $1,728 million, compared to $1,564 million in 2008, while work done for Hydro-Québec TransÉnergie totaled $895 million, compared to $816 million in 2008.
Hydro-Québec Équipement
In 2009, Hydro-Québec Équipement carried out activities worth a total of $1,712 million, compared to $1,512 million in 2008. This work related to a number of power generation and transmission projects. Projects for Hydro-Québec Production included the Chute-Allard and Rapides-des-Cœurs hydroelectric developments (completion of construction and commissioning of the last generating units at the two stations), refurbishment of Gentilly-2 nuclear generating station (engineering work and planning and procurement activities), the Romaine project (opening of the first jobsite and start of construction on the road leading to the future facilities) and rehabilitation of several generating stations, including La Tuque, Beauharnois and Paugan. Hydro-Québec Équipement also continued work for Hydro-Québec TransÉnergie on the 1,250-MW interconnection with Ontario (commissioning of the two converters at Outaouais substation and construction of the 315-kV Chénier-Outaouais line, to be commissioned in 2010), along with work to integrate output from wind farms in the Gaspé peninsula and other projects to increase transmission system capacity.
Société d’énergie de la Baie James
SEBJ’s activities, carried out on behalf of Hydro-Québec Production, represented a total of $966 million, compared to $904 million in 2008. This increase is due to additional work at the Eastmain-1-A/Sarcelle/Rupert jobsites, where the Rupert diversion began operation in November 2009.

Corporate and Other Activities
This segment includes corporate activities, the Groupe des ressources humaines et des services partagés, the Groupe de la technologie and the subsidiary Hydro-Québec International.
Results
Corporate and Other Activities recorded net income of $9 million in 2009, compared to $85 million in 2008. The decrease is mainly due to the recognition, in 2008, of a non-recurring gain of $126 million related to the price adjustments provided for in the contract for the sale of the interest in Transelec, in Chile, concluded in 2006.
Corporate activities
Corporate activities consist of financial services, which are divided into two departments, and corporate affairs.
The Vice-présidence – Comptabilité et contrôle is responsible for overseeing accounting (financial, regulatory and management), internal control and taxation. It also has the task of producing and analyzing the consolidated financial statements. Its other duties include financial planning and risk management.
The Vice-présidence – Financement, trésorerie et caisse de retraite is in charge of meeting the company’s financing requirements, managing its treasury and maintaining relations with Hydro-Québec bondholders and rating agencies. It also acts as trustee of Hydro-Québec’s pension plan.
The Groupe des affaires corporatives et du secrétariat général provides support services and strategic consulting in the areas of communications, public affairs, environment, ethics and government relations. It is also responsible for services and expertise related to legal affairs as well as safety and security of persons and property. It also coordinates strategic planning and the company’s contribution to the electrification of ground transportation. Finally, this group acts as Secretary to the Board of Directors and the Board committees at Hydro-Québec and its subsidiaries.
Groupe des ressources humaines et des services partagés
The Groupe des ressources humaines et des services partagés develops strategies, guidelines, frameworks, corporate programs and objectives in matters pertaining to human resources, procurement and services common to the entire company. Its mission includes ensuring that Management benefits from optimum human resources conditions and providing products and advisory services in this area, including company-wide training. In addition, its Centre de services partagés provides divisions and corporate units with support services, at the lowest possible cost and adapted to their needs, so that they can focus on their core activities. These services include procurement of goods and services, property management, accounting services, document management, material management and transportation services.
The group’s revenue totaled $580 million in 2009, compared to $562 million in 2008, a 3% increase.
Groupe de la technologie
The Groupe de la technologie is composed primarily of the Direction principale des télécommunications, the Direction principale de la technologie de l’information, Hydro-Québec’s research institute and the subsidiaries Hydro-Québec IndusTech and Hydro-Québec CapiTech. The group’s mandate is to ensure the integrated management of technological innovation and the optimal management of telecommunications and information technology infrastructure. With this in mind, it has continued to develop and implement an overall vision for systems governance, architecture and security in order to capitalize on the convergence of technologies.
Direction principale des télécommunications and Direction principale de la technologie de l’information
The telecommunications and information technology units enhance the efficiency of divisions and corporate units by offering technology solutions in line with Hydro-Québec’s business priorities.
These units recorded revenue of $491 million in 2009, compared to $500 million in 2008.

Research institute
Hydro-Québec’s research institute provides technical assistance to the divisions and carries out technological innovation projects to support their operations and ensure the long-term development of Hydro-Québec. The company allocates approximately $100 million annually to the institute’s activities.
Hydro-Québec IndusTech
The mission of Hydro-Québec IndusTech is to partner with the private sector in industrializing and marketing technologies resulting from Hydro-Québec’s research activities. Among other things, it is responsible for TM4, a company active in the field of electric powertrain systems.
Investing activities
In 2009, the Groupe de la technologie’s investments totaled $82 million, of which $74 million was earmarked for maintaining asset quality and $8 million for meeting growth in demand.
Hydro-Québec International
The $131-million decrease in Hydro-Québec International’s net income is mainly due to the recognition, in 2008, of a non-recurring gain of $126 million related to the price adjustments provided for in the contract for the sale of the interest in Transelec, in Chile, concluded in 2006. These adjustments were made following a Chilean ministerial order establishing the value of the regulated trunk transmission asset base of Transelec, and also took into account the retrospective effect of this revised valuation on Transelec’s revenue for the period from March 13, 2004, to June 30, 2006.

Outlook
In 2010, Hydro-Québec expects to earn net income of $2.4 billion entirely from continuing operations. This projection is consistent with the 2010 outlook of the Strategic Plan 2009–2013.
Hydro-Québec plans to invest close to $5 billion in 2010. More than 50% of this amount will be devoted to development and growth activities and to the Energy Efficiency Plan. The remainder will go toward facility maintenance and improvements.
Hydro-Québec Production will continue its major hydroelectric development projects, including concreting and construction at the Eastmain-1-A and Sarcelle jobsites in the Baie-James region, as well as building the road and the first structures at Romaine-2 in the Minganie region. It also began draft-design studies in fall 2009 to build a complex on the Petit Mécatina, some 155 miles east of the Romaine. In addition, Hydro-Québec Production will carry on with engineering work and planning and procurement activities related to the refurbishment of Gentilly-2 nuclear generating station.
Hydro-Québec TransÉnergie will invest a considerable amount in development to integrate new hydroelectric and wind capacity in Québec. It will therefore continue connecting new hydroelectric and wind power facilities, in particular Eastmain-1-A and Sarcelle powerhouses and the wind farms built in response to Hydro-Québec Distribution’s calls for tenders. Hydro-Québec TransÉnergie will also continue to invest in maintenance and improvement activities in order to ensure the reliability and long-term operability of its transmission assets and enhance service quality. These activities include the project to upgrade the bulk transmission system, which involves boosting system performance and reinforcing the supply of energy to major load centres in order to reduce energy losses and make system management more flexible.
Hydro-Québec Distribution plans to continue to deliver reliable power and high-quality services to its Québec customers. It plans to continue investing to handle the growth of its Québec customer base and to maintain and improve its facilities, especially those involved in grid automation. It also plans to continue to implement the Energy Efficiency Plan, which includes measures for low-income households, to achieve the objective of 11 TWh in energy savings set for 2015. In addition, it plans to commission the new Kuujjuaq thermal generating station to replace the existing one.

Integrated Enterprise Risk Management
For several years, Hydro-Québec has applied an integrated enterprise risk management process that is now part of its ongoing business practices. This process is supported by various control, communication and assessment mechanisms that enable it to monitor risk developments on a dynamic basis.
Hydro-Québec’s divisions and corporate units are central to the process. As part of their ongoing activities, they manage the risks to which they are exposed and reassess them on a regular basis, daily in some cases. In concrete terms, each division or corporate unit must determine and assess its main risks and then develop and apply mitigation measures to ensure that residual risks are at a level acceptable to Hydro-Québec. During the annual planning process, this exercise results in a consolidated portfolio of enterprise risks. This portfolio is presented to the Board of Directors with the Strategic Plan or the annual Business Plan, which include an analysis of the sensitivity of net income to the principal risks. The divisions and corporate units report on their risk management follow-up and activities to the Management Committee, which then acts as a risk management committee to oversee risk.
Financial risks
In the course of its operations, Hydro-Québec carries out transactions that expose it to certain financial risks, such as market, liquidity and credit risk. Rigorous follow-up and the adoption of strategies that include the use of derivative instruments considerably reduce exposure to such risks and their impact on results.
Market risk
Hydro-Québec’s results are subject to different types of market risk associated mainly with fluctuations in the Canadian dollar’s exchange rate compared to the U.S. dollar as well as fluctuations in interest rates and aluminum prices. Exchange rate fluctuations affect revenue from sales denominated in U.S. dollars as well as the cost of U.S. dollar-denominated debt and swaps. Interest rate fluctuations affect financial expenses, pension costs and the authorized return on equity of regulated divisions. Aluminum price fluctuations have an impact on the revenue from special contracts with large industrial customers in Québec.
The three types of market risk are subject to active integrated management, in particular through derivative financial products. The purpose of such management is to limit the impact of market risk on Hydro-Québec’s short-term results, according to strategies and criteria established based on the company’s risk tolerance. Furthermore, Hydro-Québec can count on certain offsetting factors that mitigate its market risk over the medium and long term. For example, it holds debt and swaps denominated in U.S. dollars as a hedge against sales in that currency. The effect of exchange rate fluctuations on sales is thus offset by exchange gains or losses on debt in U.S. dollars. There is also an offsetting effect between the impact of a general increase or decrease in interest rates on financial expenses, on the one hand, and the impact of such an increase or decrease on pension costs and the authorized return on equity of regulated divisions, on the other.
Liquidity risk
Liquidity risk is the risk that Hydro-Québec will have difficulty meeting commitments related to its financial liabilities.
Hydro-Québec’s exposure is reduced by a large volume of cash from operations, a diversified portfolio of highly liquid or readily convertible instruments traded with high-quality counterparties, preauthorized capital resources, the quality of Hydro-Québec’s signature on financial markets, diversified capital resources and its management of the proportions of variable-rate debt and debt repayable in foreign currency. In addition, as at December 31, 2009, $36,518 million in long-term debt, perpetual debt and borrowings was guaranteed by the Government ($34,881 million as at December 31, 2008).
Credit risk
Credit risk is the risk that a counterparty may not meet its contractual obligations. Hydro-Québec is exposed to credit risk related to receivables through ongoing energy sales in Québec. These sales are billed at rates that provide for cost recovery according to conditions approved by the Energy Board. The company is also exposed to credit risk related to the cash equivalents, short-term investments and derivative instruments traded with financial institutions and other issuers and, to a lesser extent, with North American energy companies under Hydro-Québec Distribution supply contracts and Hydro-Québec Production energy transactions on markets outside Québec.

Exposure to credit risk is mitigated by the implementation of limits and frameworks for risk concentration and level of exposure by counterparty. To ensure compliance with such limits and frameworks, Hydro-Québec takes a proactive approach based on various controls and monitoring reports. These enable it to react quickly to any event that could have an impact on the financial condition of its counterparties. In addition, the company generally does business with counterparties that have a high credit rating. It also enters into agreements to limit the market value of the main portfolios of derivative instruments.
Operational risks
Generation
One of the principal uncertainties that Hydro-Québec faces relates to natural water inflows. Hydro-Québec Production must ensure that it is able to meet its commitments to supply the Heritage Pool Electricity to Hydro-Québec Distribution and fulfill its contractual obligations. In concrete terms, this means being able to cover a natural inflow deficit of 64 TWh over two consecutive years, and 98 TWh over four consecutive years. To meet this requirement, Hydro-Québec Production applies a variety of mitigation measures and closely monitors them. It therefore manages its reservoir storage on a multiyear basis and maintains an adequate margin between its generating capacity and its commitments. This allows Hydro-Québec Production to compensate for variations in runoff, replenish its energy reserve or take advantage of business opportunities. Hydro-Québec regularly reports to the Energy Board on Hydro-Québec Production’s generating capacity and energy reserve.
Beyond runoff uncertainties and credit risk, Hydro-Québec Production’s wholesaling activities are subject to market risk and the risk of unavailability of generation and transmission equipment. Market risk results from fluctuations in electricity and fuel prices, and is mitigated by ongoing monitoring of trends in wholesale markets and the use of hedging derivative instruments. The risk of unavailability of generation and transmission equipment is maintained at a level deemed acceptable through maintenance and upgrade programs.
The risks related to Hydro-Québec Production’s marketing activities are quantified in an integrated fashion by a team of specialists that is independent of the group carrying out the transactions. This team sees to the application of controls, presents daily reports to Senior Management and ensures compliance with the limits approved by Management and the Board of Directors.
Transmission
Several factors, such as extreme weather and equipment failure, may cause service interruptions or result in the unavailability of part of the transmission system. The multifaceted strategy adopted by Hydro-Québec TransÉnergie to prevent these problems includes implementing the standards of the North American Electric Reliability Corporation (NERC) and the Northeast Power Coordinating Council (NPCC), as well as measures to maintain and improve transmission facilities and extend their useful life. In 2007, the Energy Board confirmed the reliability expertise of Hydro-Québec TransÉnergie by designating its Direction du contrôle des mouvements d’énergie (CMÉ), the unit responsible for system control, as Reliability Coordinator for Québec. In this capacity, the CMÉ filed the reliability standards applicable to generation facilities and transmission systems in Québec, as well as a register of entities subject to these standards, with the Energy Board in June 2009.
Over the next few years, Hydro-Québec TransÉnergie must ensure adequate transmission capacity to supply Hydro-Québec Distribution and other customers, as well as transmission system security and reliability. To do so, Hydro-Québec TransÉnergie relies, among other things, on a strategy of ensuring long-term operability of transmission assets and on optimal management of annual peak load.
Distribution
Hydro-Québec Distribution is responsible for supplying electricity to the Québec market. Hydro-Québec Distribution’s activities are subject to uncertainty related to fluctuations in demand (under normal climate conditions) due to the economic situation, which has an impact on results. When demand is lower than the forecasts made in the rate application, Hydro-Québec Distribution cannot recover from customers all the costs related to power distribution, power transmission through the Hydro-Québec TransÉnergie system and customer service. To counter this risk, Hydro-Québec Distribution constantly fine-tunes its method of forecasting short-term demand.

In addition, Hydro-Québec Distribution applies a series of measures to ensure long-term operability of the distribution system, and hence service quality. These measures include compliance with applicable standards for overhead and underground systems, the implementation of an asset maintenance program and a strategy for asset renewal, as well as vegetation control.
In order to promote better energy use, Hydro-Québec Distribution is also pursuing its efforts in the area of energy efficiency.
Construction
Strong demand in the area of civil engineering and market-specific inflation may have an impact on current and future project costs. That is why Hydro-Québec has developed strategies to mitigate the impact of economic conditions on procurement and on project completion. Moreover, it applies strict management to contain costs but still meet deadlines, its high standards of quality and safety, and the requirements of each project.
Corporate and Other Activities
Environmental protection and conservation are a central concern of Hydro-Québec. Most activities that have a significant impact on the environment are governed by an ISO 14001–certified environmental management system. In addition, every year, the company reviews its management of environmental issues and details them in its Sustainability Report.
Hydro-Québec is also concerned with information security and the risks associated with confidentiality and with the loss of availability or integrity of systems and data as a result of malicious acts, error or natural disaster. It regularly assesses how well its information systems are protected against these threats and implements the appropriate security measures. These measures include an information and communication technologies security program, an antivirus expertise centre, Internet filtering, a security monitoring centre, managing of identities and access, and managing of incidents and vulnerabilities.
Finally, Hydro-Québec has a corporate emergency response plan to ensure the continuity of its operations and its mission in case of an exceptional event. The plan defines the material, technical and organizational means required to restore electrical service. It also provides for effective coordination of all internal and external responders, including public authorities.
Changeover to International Financial Reporting Standards
On February 13, 2008, the Canadian Accounting Standards Board confirmed that the full changeover to International Financial Reporting Standards (IFRS) will take effect for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011, with comparative information presented for fiscal 2010. On October 28, 2009, the Public Sector Accounting Board confirmed that public sector enterprises such as Hydro-Québec will be required to follow IFRS for periods beginning January 1, 2011.
Like Canadian generally accepted accounting principles (GAAP), IFRS is a single, summary set of standards based on professional judgment. Since 2005, they have been applied in about 100 countries around the world, primarily in the European Union and Australia. Japan and China are also implementing an IFRS convergence plan.
Hydro-Québec has prepared an IFRS conversion plan and set up a work team to complete this task. In 2009, it completed the first phase of the conversion, namely the diagnostic study. Through this study, the main differences between Canadian GAAP and IFRS were established and IFRS implementation strategies were devised. The other phases are continuing on schedule. To date, the main issues identified have to do with property, plant and equipment, regulatory accounting practices and employee future benefits. These issues were taken into consideration in preparing the Strategic Plan 2009–2013.

The company will adopt IFRS as required as at January 1, 2011. In order to make the transition more seamless, the following schedule has been drawn up:

2008	2009	2010	2011
Diagnostic study	Diagnostic study (completion)	Preparation of 2010 comparative data in accordance with IFRS	Changeover to IFRS (disclosure of 2010 comparative data in accordance with IFRS)

	Systems modification	Employee training

	Disclosure (sample financial statements and complete review of the notes to financial statements)

	Preparation of an employee training plan
Hydro-Québec examines all proposed and current drafts of the International Accounting Standards Board, particularly the one concerning rate-regulated activities, and evaluates the impacts of these drafts on its IFRS changeover plan.

SUMMARY OF CERTAIN MATERIAL DIFFERENCES BETWEEN CANADIAN GAAP AND US GAAP
Background
The Consolidated Financial Statements of Hydro-Québec are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which differ in many instances from accounting principles generally accepted in the United States (“US GAAP”). As well, some accounting practices under both Canadian GAAP and US GAAP applicable to regulated entities, such as Hydro-Québec, differ from accounting practices otherwise applied by unregulated companies (see “Notes 1 and 3 to the 2009 Consolidated Financial Statements”). Certain material differences between Canadian GAAP and US GAAP in relation to the 2009 Consolidated Financial Statements of Hydro-Québec are summarized below; this discussion does not include disclosure differences. The matters discussed below have not been audited and do not necessarily include all applicable differences between Canadian GAAP and US GAAP. The following summary should be read in conjunction with the 2009 Consolidated Financial Statements of Hydro-Québec.
Joint Ventures
Under Canadian GAAP, interests in joint ventures are accounted for using the proportionate consolidation method, whereas under US GAAP, they are accounted for using the equity method. This results in reclassification in the captions in the consolidated balance sheets and the consolidated statements of operations, cash flows and comprehensive income, but these reclassifications would have no impact on net income and shareholder’s equity.
Foreign Currency Translation
Under Canadian GAAP, exchange gains or losses resulting from the translation of long-term monetary items are included in the consolidated statement of operations. When such items are designated as hedges of future revenue streams in U.S. dollars, related exchange gains or losses are deferred to the year such sales are made when conditions to use hedge accounting are met and they are documented as cash-flow hedging relationship.
Under US GAAP, firmly committed sales may be designated as a hedged item if hedged by a non-derivative financial instrument and must be in a fair-value hedging relationship. Thus, since Hydro-Québec has not documented the fair-value hedge for US GAAP purposes, related exchange gains or losses resulting from the translation of long-term monetary items would have been included in the consolidated statement of operations.
Property, Plant and Equipment
Under Canadian GAAP, the sinking fund method of depreciation of property, plant and equipment is allowed when a corporation, such as Hydro-Québec, may price its services so as to obtain a constant rate of return on investment in an asset. The sinking fund method is an increasing expense method whereby the annual depreciation expense is equal to a fixed amount plus a variable-compounded interest amount calculated on the accumulated balance of the sinking fund.
Under US GAAP, this method is generally not acceptable.
Defined Benefit Pension and Other Post-Retirement Benefit Plans
Under Canadian GAAP, the accrued benefit asset or liability of defined benefit pension and post-retirement benefit plans, presented in the consolidated balance sheet, consists of the cumulative difference between the benefit cost of the period and the employer’s contributions. The unamortized actuarial gains or losses, unamortized past service costs, unamortized transitional asset or obligation as well as yearly changes in the funded status are presented in the notes to the consolidated financial statements.
Under US GAAP, an entity should recognize the over-funded or under-funded status of defined benefit pension and post-retirement benefit plans as an asset or liability in the consolidated balance sheet. The unamortized actuarial gains or losses, unamortized past service costs and unamortized transitional asset or obligation would be presented under accumulated other comprehensive income. Actuarial gains and losses and prior service costs and credits that arise during the period would be recognized as a component of other comprehensive income.

Derivative Instruments and Hedging Activities including Energy Derivatives
Under Canadian GAAP, an entity may assume that there is no ineffectiveness in a hedge of interest rate risk involving a recognized interest-bearing asset or liability and an interest rate swap when certain conditions exist. The same assumption applies to certain cross-currency swaps. Also, contracts that meet the definition of an embedded derivative instrument are separated from the host contract and accounted for as a derivative instrument at fair value. At the date of initial application, an entity must choose to either separate all embedded derivative instruments from their host contract or select the beginning of a fiscal year ending no later than March 31, 2004 as its transition date.
Under US GAAP, an entity may not assume that there is no ineffectiveness in a hedge of cross-currency swaps. For these hedging relationships, the effectiveness must be assessed and measured on a regular basis. Also, contracts that meet the definition of an embedded derivative instrument are separated from the host contract and accounted for as a derivative instrument at fair value. At the date of initial application, an entity must choose to either separate all embedded derivative instruments from their host contract or select January 1, 1998 or January 1, 1999 as a transition date and recognize only those derivatives embedded in hybrid instruments issued, acquired or substantively modified by the entity on or after the selected transition date.

Auditors’ Report
To the Minister of Finance of Québec:
We have audited the consolidated balance sheets of Hydro-Québec as at December 31, 2009 and 2008, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of Hydro-Québec’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Hydro-Québec as at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in accordance with Canadian generally accepted accounting principles. As required by the Auditor General Act (R.S.Q., c. V-5.01), we report that, in our opinion, except for the application of changes in accounting policies described in Note 2 to the consolidated financial statements, these principles have been applied on a basis consistent with that of the preceding year.

/s/ KPMG LLP [a]	/s/ Ernst & Young LLP [b]
KPMG LLP	Ernst & Young LLP
Montréal, Québec
February 5, 2010

a)	CA auditor permit No. 6992

b)	CA auditor permit No. 13764

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Operations

Years ended December 31
In millions of Canadian dollars	Notes	2009	2008	2007

Revenue		12,334	12,717	12,330

Expenditure

Operations		2,521	2,497	2,541
Electricity and fuel purchases		1,207	1,406	1,555
Depreciation and amortization	4	2,214	2,336	1,991
Taxes	5	928	1,093	820
Regulatory deferrals	3	30	(72)	29

		6,900	7,260	6,936

Operating income		5,434	5,457	5,394

Financial expenses	6	2,399	2,445	2,512

Income from continuing operations		3,035	3,012	2,882

Income from discontinued operations	16	—	129	25

Net income		3,035	3,141	2,907

Consolidated Statements of Retained Earnings

Years ended December 31
In millions of Canadian dollars	Notes	2009	2008	2007

Balance, beginning of year		16,445	15,556	14,744

Net income		3,035	3,141	2,907

		19,480	18,697	17,651

Dividends declared	18	2,168	2,252	2,095

Balance, end of year		17,312	16,445	15,556

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets

As at December 31
In millions of Canadian dollars	Notes	2009	2008

ASSETS

Current assets
Cash and cash equivalents		472	385
Short-term investments		2,117	3,545
Accounts receivable and other receivables	15	1,982	1,965
Derivative instruments		1,324	659
Regulatory assets	3	71	324
Materials, fuel and supplies		339	290

		6,305	7,168

Property, plant and equipment	7	57,760	54,920
Investments	8	109	108
Derivative instruments		753	1,428
Goodwill and intangible assets	9	1,212	958
Regulatory assets	3	883	843
Other assets	10	1,956	1,364

		68,978	66,789

LIABILITIES

Current liabilities
Borrowings		29	106
Accounts payable and accrued liabilities		2,034	1,948
Dividends payable	18	2,168	2,252
Accrued interest		899	915
Regulatory liabilities	3	3	56
Current portion of long-term debt	11	586	770
Derivative instruments		246	82

		5,965	6,129

Long-term debt	11	37,113	35,290
Derivative instruments		1,960	1,887
Asset retirement obligations	12	371	300
Regulatory liabilities	3	23	6
Other long-term liabilities	13	848	760
Perpetual debt	14	303	355

		46,583	44,727

EQUITY	18

Share capital		4,374	4,374

Retained earnings		17,312	16,445
Accumulated other comprehensive income		709	1,243

		18,021	17,688

		22,395	22,062

		68,978	66,789

Commitments and contingencies	22
The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

Years ended December 31
In millions of Canadian dollars	Notes	2009	2008	2007

Operating activities
Net income		3,035	3,141	2,907
Income from discontinued operations	16	—	(129)	(25)

Income from continuing operations		3,035	3,012	2,882
Adjustments
Depreciation and amortization	4	2,214	2,336	1,991
Amortization of debt premiums, discounts and issue expenses	6	118	109	109
Regulatory deferrals	3	30	(72)	29
Other		(17)	115	150
Change in non-cash working capital items	20	(38)	(149)	(191)
Net change in accrued benefit assets and liabilities		(561)	(242)	344

		4,781	5,109	5,314

Investing activities
Additions to property, plant and equipment		(4,022)	(3,686)	(3,361)
Additions to intangible assets	9	(61)	(69)	(57)
Cash receipts from the government reimbursement for the 1998 ice storm		19	17	16
(Acquisition) disposal of investments		(15)	70	29
(Acquisition) disposal of interests	16	(580)	154	51
Costs related to Energy Efficiency Plan		(257)	(236)	(172)
Net disposal (acquisition) of short-term investments		1,430	(435)	155
Other		11	—	3

		(3,475)	(4,185)	(3,336)

Financing activities
Issuance of long-term debt		4,191	2,027	2,026
Repayment of long-term debt		(1,233)	(2,853)	(1,218)
Cash receipts arising from credit risk management	15	1,125	2,955	1,374
Cash payments arising from credit risk management	15	(2,950)	(676)	(1,855)
Net change in short-term borrowings		(82)	33	48
Dividends paid		(2,252)	(2,095)	(2,342)
Other		(2)	(2)	(2)

		(1,203)	(611)	(1,969)

Foreign currency effect on cash and cash equivalents		(16)	17	(14)

Cash flows from continuing operations		87	330	(5)
Cash flows from discontinued operations		—	1	2

Net change in cash and cash equivalents		87	331	(3)

Cash and cash equivalents, beginning of year		385	54	57

Cash and cash equivalents, end of year		472	385	54

Supplementary cash flow information	20
The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Income

Years ended December 31
In millions of Canadian dollars	2009	2008	2007

Net income	3,035	3,141	2,907

Other comprehensive income
Change in deferred gains on items designated as cash flow hedges	9	389	692
Reclassification to operations of deferred gains on items designated as cash flow hedges	(543)	(111)	(207)

	(534)	278	485

Other	—	3	5

Comprehensive income	2,501	3,422	3,397

Notes to Consolidated Financial Statements
Years ended December 31, 2009 and 2008
Amounts in tables are in millions of Canadian dollars, unless otherwise indicated.
Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Hydro-Québec is required, in particular, to supply a base volume of up to 165 TWh a year of heritage pool electricity for the Québec market, as set out in the Act respecting the Régie de l’énergie. As a government corporation, Hydro-Québec is exempt from paying income taxes.
Note 1 Significant Accounting Policies
The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) and reflect the decisions of the Régie de l’énergie (the “Régie”). These decisions affect the timing of the recognition of certain transactions in the consolidated operations, resulting in the recognition of regulatory assets and liabilities, which Hydro-Québec considers it is likely to recover or settle subsequently through the rate-setting process.
Regulation
The Act respecting the Régie de l’énergie grants the Régie exclusive authority to determine or modify the rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Hydro-Québec’s electricity transmission and distribution activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base.
The Régie and Hydro-Québec are both part of the Québec government reporting entity. However, the Régie is an independent, quasi-judicial economic regulatory agency accountable to the National Assembly of Québec through the Minister of Natural Resources and Wildlife.
TRANSMISSION
Hydro-Québec’s power transmission rates for 2009 and 2008 were determined in Régie decisions D-2009-023 and D-2008-027, respectively. The authorized return on the rate base was set at 7.65% in 2009 and 7.84% in 2008, assuming a capitalization with 30% equity.
DISTRIBUTION
Hydro-Québec’s electricity rates were determined in decisions D-2009-021 and D-2008-033, in which the Régie granted across-the-board rate increases of 1.22% and 2.90%, effective April 1, 2009, and April 1, 2008, respectively. The authorized return on the rate base was set at 7.42% in 2009 and 7.81% in 2008, assuming a capitalization with 35% equity.
Scope of consolidation
The consolidated financial statements include the accounts of Hydro-Québec, its subsidiaries and its joint ventures as well as those of variable interest entities where Hydro-Québec is the primary beneficiary. Interests in joint ventures are accounted for using the proportionate consolidation method.
Use of estimates
The preparation of consolidated financial statements in accordance with GAAP requires that Management make estimates and assumptions that affect the amounts recognized as assets and liabilities, the disclosures regarding contingent assets and liabilities at the date of the consolidated financial statements and the amounts recognized as revenue and expenditure for the years at issue. The estimates relate to revenue, depreciation and amortization expenses, asset retirement obligations and employee future benefits, among other things. Actual results could differ from those estimates.

Note 1 Significant Accounting Policies (continued)
Revenue
Substantially all the revenue comes from electricity sales. Revenue from these sales is recognized on the basis of cyclical billings. It also includes estimated amounts for electricity delivered but not billed.
Foreign currency translation
SELF-SUSTAINING FOREIGN OPERATIONS
The financial statements of foreign operations that are self-sustaining in terms of financial and operational management are translated according to the current rate method using the foreign currency as the measuring unit. Under this method, assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and revenue and expenditure are translated at the average exchange rate in effect during the period. The exchange gains or losses resulting from the translation of the financial statements of these foreign operations are presented in Accumulated other comprehensive income under Equity on the balance sheet.
INTEGRATED FOREIGN OPERATIONS AND FOREIGN CURRENCY TRANSACTIONS
In the case of foreign operations that are integrated in terms of financial and operational management, as well as foreign currency transactions, accounts stated in foreign currencies are translated according to the temporal method. Under this method, monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and non-monetary items are translated at the historical rate. Revenue and expenditure arising from foreign currency transactions are translated into Canadian dollars at the exchange rate in effect at the transaction date. The exchange gains or losses resulting from the translation of monetary items are included in operations, unless they relate to hedging items for future sales in U.S. dollars, in which case they are deferred to Other comprehensive income until the year in which such sales are made.
Materials, fuel and supplies
Inventories of materials, fuel and supplies are valued at the lower of cost and net realizable value. Cost is determined by the weighted average cost method.
Property, plant and equipment
Property, plant and equipment are carried at cost, which comprises materials, labor, other costs directly related to construction activities, and financial expenses capitalized during construction. Property, plant and equipment also include draft-design costs for projects whose technical feasibility has been demonstrated, whose profitability has been estimated, and for which Management deems that it will in all likelihood have the necessary resources for completion. The discounted value of retirement obligations related to property, plant and equipment is added to the carrying amount. Moreover, contributions from third parties are applied against the cost of the related property, plant and equipment.
Financial expenses capitalized to property, plant and equipment under construction are determined using the average cost of Hydro-Québec’s long-term debt. When the property, plant and equipment under construction relate to regulated transmission and distribution activities, such financial expenses take return on equity into account. The portion that corresponds to return on equity is included in Revenue in the consolidated operations.
Property, plant and equipment are depreciated over their useful life, primarily using the sinking fund method, at a rate of 3%. The depreciation periods for the principal categories of property, plant and equipment are as follows:

Hydraulic generation	40 to 100 years
Thermal generation, including nuclear	15 to 50 years
Transmission substations and lines	30 to 50 years
Distribution substations and lines	25 to 40 years
Corporate and other activities	3 to 50 years

Note 1 Significant Accounting Policies (continued)
When property, plant and equipment are retired, their cost, net of accumulated depreciation and salvage value, is charged to operations for the year. Information concerning the recognition of the net retirement costs of property, plant and equipment related to regulated activities is provided in Note 3, Effects of Rate Regulation on the Consolidated Financial Statements.
Maintenance and repair costs are recognized in operations when incurred.
Investments
Investments in companies over which Hydro-Québec can exercise significant influence are accounted for on an equity basis.
Intangible assets
Intangible assets are recorded at cost. Financial expenses are capitalized over the development period.
Internally developed computer software and development costs are capitalized when they meet capitalization criteria. Development costs that are not capitalizable and research costs are recognized in operations as incurred.
Intangible assets with an indefinite useful life are not amortized. These assets are tested for impairment annually or more frequently if events indicate a potential impairment loss. The excess of the carrying amount over the fair value is recognized in operations for the period in which the impairment is determined.
Intangible assets with a finite useful life are amortized over their useful life according to the straight-line method over the following periods:

Software and licences	3 to 10 years
Development costs	5 years
Patents	20 years
Impairment of long-lived assets
Hydro-Québec reviews the carrying amount of its property, plant and equipment and its amortizable intangible assets whenever events or changes in circumstances indicate that the expected undiscounted net cash flows could be lower than the carrying amount of the property and assets. An impairment loss corresponding to the amount by which the carrying amount exceeds fair value is recognized, if applicable.
Employee future benefits
Hydro-Québec offers all its employees a contributory defined-benefit pension plan based on final pay, as well as other post-retirement and post-employment benefits.
The cost of pension benefits and other post-retirement benefits provided in exchange for current service is calculated using the projected benefit method prorated on years of service. It is based on Management’s best assumptions of the discount rate, the expected return on plan assets, salary escalation, the increase in health care costs, retirement ages of employees and other actuarial factors.
In order to establish its employee future benefit obligations, Hydro-Québec has adopted the following policies:
•	Past service costs arising from plan amendments and transitional balances relating to the pension plan and post-retirement benefits as at January 1, 1999, are amortized using the straight-line method over periods not exceeding active employees’ average remaining years of service, which was 12 years as at January 1, 2009, January 1, 2008 and January 1, 2007.

•	Amortization of actuarial gains or losses is recognized in operations for the year if the unamortized net actuarial gain or loss at the beginning of the year exceeds 10% of the value of the accrued benefit obligations or 10% of the market-related value of the plan assets, whichever is greater. The amortization corresponds to the excess divided by active employees’ average remaining years of service.

•	The expected return on pension plan assets is based on a market-related value determined by using a five-year moving average for equity securities and by valuing other asset classes at fair value.

Note 1 Significant Accounting Policies (continued)
Asset retirement obligations
Hydro-Québec accounts for asset retirement obligations in the period in which these legal obligations are incurred when a reasonable estimate of their fair value can be made. The corresponding costs of asset retirement are added to the carrying amount of the related asset and are amortized over its useful life. In subsequent financial years, any change due to the passage of time is recognized in operating expenses for the current year (accretion expense) and the corresponding amount is added to the carrying amount of the liability. Changes resulting from revisions to the timing or the amount of the undiscounted cash flows are recognized as an increase or decrease in the carrying amount of the liability arising from asset retirement obligations, and the corresponding offsetting item is accounted for at the carrying amount of the related asset.
The cash flows required to settle asset retirement obligations are estimated on the basis of studies that use various assumptions concerning the methods and timing to be adopted for the retirement. Hydro-Québec periodically reviews the valuation of these cash flows in light of the underlying assumptions and estimates, potential technological advances, and changes in the standards and regulations governing the decommissioning of nuclear generating stations.
Agreements with local communities
Hydro-Québec has entered into various agreements with the local communities concerned by certain capital projects and intangible asset investment projects. The amounts under these agreements are recognized in Long-term debt if they fall within the definition of a liability, and the offsetting item is recognized in Property, plant and equipment or Intangible assets, as the case may be.
Financial instruments
Financial instruments are measured at fair value on initial recognition. Their measurement in subsequent periods and the recognition of any changes in fair value depend on the category in which they are classified.
The following table presents the classification of financial instruments in the various categories:

Category	Financial Instruments

Financial assets and liabilities held for trading
Designated	Cash equivalents (with initial maturities of three months or less)
Classified	Derivative instruments
Available-for-sale financial assets	Short-term investments (maturing in more than three months)
Loans and receivables	Accounts receivable and other receivables Government reimbursement for the 1998 ice storm (presented in Other assets)
Other financial liabilities	Borrowings
Accounts payable and accrued liabilities
Dividends payable
Accrued interest
Current portion of long-term debt
Long-term debt
Perpetual debt
Financial assets and liabilities are offset when certain criteria are met. The net amount is therefore reported in the balance sheet when Hydro-Québec has a legally enforceable right to set off the recognized amounts and it intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.
Financial assets and liabilities held for trading are recorded at fair value at the balance sheet date. Gains and losses arising from changes in fair value are recognized in operations for the period during which they occur, except in the case of derivative instruments designated as hedges in a cash flow hedging relationship.

Note 1 Significant Accounting Policies (continued)
Available-for-sale financial assets are recorded at fair value at the balance sheet date. Changes in fair value are recorded in Other comprehensive income until they are realized, at which time they are reclassified to operations. Commodity futures that can be settled net in cash are recorded at the date of settlement if there is a probability of delivery or receipt in accordance with expected needs.
Loans and receivables, less any impairment losses, as well as other financial liabilities are measured at amortized cost using the effective interest method.
As part of its integrated enterprise risk management, Hydro-Québec uses various financial instruments to manage its market risk, consisting of currency risk, interest rate risk and risk resulting from fluctuating energy and commodity prices. Hydro-Québec applies cash flow or fair value hedge accounting to the eligible hedging relationships. It formally documents all relationships between hedging instruments and hedged items. This process involves associating all derivative instruments with specific assets and liabilities on the balance sheet, or with probable anticipated transactions. Hydro-Québec also measures the effectiveness of hedging relationships initially and then monthly thereafter.
In the case of a cash flow hedge, the effective portion of changes in the fair value of an instrument designated as a hedge is recognized under Other comprehensive income, and the gains and losses related to the ineffective portion are immediately recognized in operations, under the same line item as the hedged item. Amounts included in Accumulated other comprehensive income are reclassified to operations, also under the same caption as the hedged item, during the periods in which the change in cash flows attributable to the hedged item affects operations. If a derivative instrument no longer satisfies hedging conditions or is sold or liquidated, or if Hydro-Québec terminates its designation as a hedging item, hedge accounting ceases to be applied on a prospective basis. Previously recognized gains and losses are carried forward to be recognized in operations during the same period as the hedged item. If the hedged item ceases to exist, the unrealized gains or losses are immediately reclassified to operations.
In the case of a fair value hedge, the derivative instrument is recorded at fair value, and changes in the fair value, including those related to the ineffective portion of the hedge, are recognized in operations under the same line item as the hedged item. Changes in the fair value of the hedged item attributable to the hedged risk are recognized as adjustments to the hedged item’s carrying amount and are offset against operations.
In addition, an embedded derivative must be separated from its host contract and recorded at fair value on the balance sheet under certain conditions. Hydro-Québec has opted to apply this accounting treatment to all host contracts issued, acquired or substantively amended on or after January 1, 2003.
Hydro-Québec must classify the fair value measurements of financial instruments according to a hierarchy of three levels, based on the type of inputs used in making these measurements:
•	Level 1: Quoted prices in active markets for identical instruments;

•	Level 2: Significant inputs and value drivers that are observable in active markets; and

•	Level 3: One or more significant inputs or one or more significant value drivers that are not observable.
Cash equivalents, short-term investments and derivative instruments are recognized at fair value.
Except for measurements of exchange-traded derivative instruments, which are Level 1 measurements, financial instrument measurements are Level 2 measurements. Fair value is obtained by discounting future cash flows, which are estimated on the basis of the spot rates or the forward rates or prices in effect on the balance sheet date and take into account the credit risk assessment. The valuation techniques make use of observable market data.

Note 2 Changes to Accounting Policies
Recent changes
2009
GOODWILL AND INTANGIBLE ASSETS
On January 1, 2009, Hydro-Québec adopted the recommendations of Section 3064 of the Canadian Institute of Chartered Accountants (CICA) Handbook, “Goodwill and Intangible Assets”, which superseded Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. The adoption of these recommendations had no material impact on the consolidated financial statements.
RATE-REGULATED ACTIVITIES
On January 1, 2009, the temporary exemption provided for in CICA Handbook Section 1100, “Generally Accepted Accounting Principles”, which allowed the recognition and measurement of regulatory assets and liabilities, was withdrawn. Pursuant to a practice allowed by Canadian GAAP, Hydro-Québec will, however, rely on Accounting Standards Codification (ASC) 980, “Regulated Operations”, issued by the U.S. Financial Accounting Standards Board (FASB), to maintain the current accounting treatment for regulatory assets and liabilities. The withdrawal of the exemption therefore had no impact on the consolidated financial statements.
CREDIT RISK AND THE FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
On January 20, 2009, the Emerging Issues Committee (EIC) of the CICA issued Abstract of Issue Discussed EIC-173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities”. EIC-173 clarifies that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. The adoption of the recommendations in this abstract had no impact on the consolidated financial statements.
FINANCIAL INSTRUMENTS — DISCLOSURES
In June 2009, the CICA amended CICA Handbook Section 3862, “Financial Instruments — Disclosures”. The purpose of the amendments is to improve disclosures about fair value measurements and the liquidity risk associated with financial instruments. The information required is provided in Note 1, Significant Accounting Policies — Financial Instruments, and Note 15, Financial Instruments.
2008
FINANCIAL INSTRUMENTS
On January 1, 2008, Hydro-Québec adopted two new disclosure and presentation standards of the CICA Handbook: Section 3862 and Section 3863, “Financial Instruments — Presentation”, which superseded Section 3861, “Financial Instruments — Disclosure and Presentation”. These new standards modify disclosure requirements regarding the nature and extent of risks arising from financial instruments as well as how Hydro-Québec manages these risks. The presentation rules remain unchanged. The adoption of these new standards has had no impact on the recognition or measurement of financial instruments. The required information is provided in Note 15, Financial Instruments.
CAPITAL DISCLOSURES
On January 1, 2008, Hydro-Québec adopted the recommendations of CICA Handbook Section 1535, “Capital Disclosures”, requiring disclosure of how capital is managed by Management. The required information is provided in Note 19, Capital Management.
INVENTORIES
On January 1, 2008, Hydro-Québec adopted the recommendations of CICA Handbook Section 3031, “Inventories”, which establishes standards for the measurement of inventories, including determination of their cost. The adoption of these recommendations did not affect net income but required the reclassification of $65 million as Property, plant and equipment on the balance sheet as at December 31, 2008.

Note 2 Changes to Accounting Policies (continued)
2007
FINANCIAL INSTRUMENTS
On January 1, 2007, Hydro-Québec adopted the recommendations of CICA Handbook Section 3855, “Financial Instruments — Recognition and Measurement”, which states the requirements for the recognition and measurement of financial instruments, and Section 3865, “Hedges”, which specifies how hedge accounting is applied and the required disclosures to be made in this context. It also adopted the recommendations of Section 3861 and Section 1530, “Comprehensive Income”. This last section establishes standards for the reporting and presentation of comprehensive income, which includes net income and other comprehensive income.
The main impacts of adopting the new accounting policies were as follows as at January 1, 2007: Retained earnings increased by $270 million, Accumulated other comprehensive income increased by $479 million, Long-term debt increased by $551 million, Other long-term liabilities decreased by $2,051 million and the net value of derivative instruments decreased by $701 million.
EQUITY
On January 1, 2007, Hydro-Québec prospectively adopted the recommendations of CICA Handbook Section 3251, “Equity”, which superseded Section 3250, “Surplus”. Section 3251 establishes standards for the presentation of equity and changes in equity as a result of the new requirements in Section 1530. With the adoption of these standards, translation adjustments, which were previously presented separately in Equity, were reclassified to Accumulated other comprehensive income.
ACCOUNTING CHANGES
Hydro-Québec also adopted the recommendations of CICA Handbook Section 1506, “Accounting Changes”, which prescribes the accounting treatment and disclosure of changes in accounting policies, changes in accounting estimates and corrections of errors. The adoption of these recommendations had no impact on the consolidated financial statements.
Future changes
DEPRECIATION METHOD FOR PROPERTY, PLANT AND EQUIPMENT
On January 1, 2010, Hydro-Québec amended the accounting policy on the depreciation of property, plant and equipment in order to adopt the straight-line method. These assets were previously depreciated using the sinking fund method, at a rate of 3%. Hydro-Québec has applied this change in accounting policy retrospectively with restatement of prior periods for assets related to non-regulated activities. For assets related to regulated activities, it has applied the change prospectively in compliance with standard ASC 980.
The impact of this change in accounting policy on Hydro-Québec’s financial position as at January 1, 2010, corresponds to a decline of approximately $4 billion in property, plant and equipment and retained earnings.
BUSINESS COMBINATIONS
In January 2009, the CICA issued Section 1582, “Business Combinations”, which superseded Section 1581, “Business Combinations”. Section 1582 establishes the principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree. It will apply prospectively to business combinations for which the acquisition date is in a fiscal year beginning on or after January 1, 2011.
CONSOLIDATED FINANCIAL STATEMENTS AND NON-CONTROLLING INTERESTS
In January 2009, the CICA issued Section 1601, “Consolidated Financial Statements”, and Section 1602, “Non-Controlling Interests”, which superseded Section 1600, “Consolidated Financial Statements”. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. These sections will apply to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

Note 3 Effects of Rate Regulation on the Consolidated Financial Statements
The following information describes the impact on the consolidated financial statements of accounting methods and practices adopted by Hydro-Québec in accordance with the Régie’s decisions with respect to regulated activities.
Regulatory assets and liabilities
COSTS RELATED TO THE ENERGY EFFICIENCY PLAN (EEP)
The costs related to implementation of the EEP, such as specific energy conservation programs, are recognized in a separate account and amortized over 10 years on a straight-line basis, except for the costs incurred prior to January 1, 2006, which are amortized over five years. The amortization period begins in the year after the costs were recorded. Financial expenses arising from these costs are capitalized at the rate of return authorized by the Régie on the rate base until such time as they are included in the rate base and amortization begins. This accounting practice was authorized by the Régie in decisions D-2002-25, D-2002-288, D-2003-93 and D-2006-56, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, certain costs not associated with intangible assets as defined in the accounting standards would be recognized in operations for the year in which they are incurred. Had none of the costs incurred been related to an intangible asset, net income for 2009 would have been $178 million lower ($178 million in 2008 and $129 million in 2007).
NET COSTS RELATED TO RETIREMENT OF PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS
In decisions D-2009-023 and D-2009-021, the Régie accepted the Distributor’s and the Transmission Provider’s proposal to recognize net retirement costs for property, plant and equipment and intangible assets, except for the costs related to Des Cantons substation, in operations for the year in which they are incurred. Most of the balance in the related account, which totaled $267 million as at December 31, 2008, was therefore expensed in 2009.
VARIANCES IN REVENUE RELATED TO CLIMATE CONDITIONS
Variances between the Distributor’s actual transmission and distribution revenue and the revenue projections established on the basis of the climate normal for purposes of rate cases are recognized in a separate account and amortized on a straight-line basis over a five-year period, except for $62 million related to a review of the climate normal, which was expensed in 2009. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as they are included in the rate base and amortization begins. This accounting practice was authorized by the Régie in decision D-2006-34 and D-2009-016, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, Hydro-Québec’s expenditure would have been lower and net income for 2009 would have been $65 million higher ($141 million lower in 2008 and nil in 2007).
VARIANCES IN ANNUAL COST OF TRANSMISSION SERVICE FOR NATIVE LOAD
Variances resulting from any modification of the annual cost of native load transmission service that has not been taken into account in the setting of electricity rates are recognized in a separate account and amortized according to conditions set by the Régie. Financial expenses arising from these costs are capitalized at the rate of return authorized by the Régie on the rate base until such time as they are included in the rate base and amortization begins. This accounting practice was authorized by the Régie in decisions D-2003-93, D-2006-34, D-2007-12 and D-2008-024, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, Hydro-Québec’s expenditure would have been lower and net income for 2009 would have been $104 million higher ($240 million in 2008 and $11 million in 2007).
COSTS INCURRED UNTIL THE RESCISSION OF DUAL-ENERGY RATE BT
The costs incurred until the rescission of dual-energy Rate BT were charged to a separate account and have been amortized on a straight-line basis over five years since the rescission date of April 1, 2006. These costs mainly include the deficit resulting from the variance between the supply cost recognized by the Régie and energy prices in effect, multiplied by the quantity of electricity delivered to customers at Rate BT between January 1, 2004, and March 31, 2006. Financial expenses arising from these costs were capitalized at the rate of return authorized by the Régie on the rate base until March 31, 2006. This accounting practice was authorized by the Régie in decisions D-2004-47, D-2004-170 and D-2006-34, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, the costs would have been recognized in operations for the year in which they were incurred, and net income for 2009 would have been $29 million higher ($29 million in 2008 and $30 million in 2007).

Note 3 Effects of Rate Regulation on the Consolidated Financial Statements (continued)
COSTS RELATED TO THE DE-ICING SYSTEM AT LÉVIS SUBSTATION
Certain costs related to the Lévis substation de-icing system, a project designed in the wake of the 1998 ice storm to secure the transmission lines supplying the greater Québec area, were recognized in a separate account. These costs have been depreciated using the sinking fund method at a rate of 3%, starting from the date of commissioning of the de-icing system, over a period corresponding to the average remaining useful life of the assets enhanced by the project. Financial expenses arising from these costs were capitalized at the rate of return authorized by the Régie on the rate base until such time as they were included in the rate base and amortization began. The Régie authorized this accounting practice in decision D-2004-175, which relates to Hydro-Québec’s power transmission activities. Were these activities not regulated, the costs would have been recognized in operations for the year in which they were incurred, and net income for 2009 would have been $1 million higher ($5 million in 2008 and $6 million lower in 2007).
COST VARIANCES RELATED TO ELECTRICITY PURCHASES IN EXCESS OF THE HERITAGE POOL
Volume and price variances between the actual costs of electricity purchases in excess of the heritage pool and the costs forecasted in the rate cases and accepted by the Régie for rate-setting purposes are recognized in a separate account and amortized according to conditions set by the Régie. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as amortization begins. This accounting practice was authorized by the Régie in decisions D-2005-34, D-2005-132, D-2006-34, D-2007-12 and D-2008-024, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, the actual costs would be recognized in operations for the year in which they are incurred, and net income for 2009 would have been $63 million lower ($2 million in 2008 and $177 million in 2007).
VARIANCES IN COST OF FUEL PURCHASES
The variances between the actual costs of fuel purchases and the costs forecasted in the rate cases and recognized by the Régie for rate-setting purposes are recognized in a separate account. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as they are included in the rate base. This accounting practice was authorized by the Régie in decision D-2009-016, which relates to Hydro-Québec’s power distribution activities, and led to a request for an amortization mechanism in the 2010 rate application. Were these activities not regulated, the actual costs would be recognized in operations for the year in which they are incurred, and net income for 2009 would have been $10 million lower (nil in 2008 and 2007).
VARIANCES IN REVENUE FROM POINT-TO-POINT TRANSMISSION SERVICES
Variances between actual revenue from point-to-point transmission services and revenue forecasted in the rate cases and accepted by the Régie for rate-setting purposes are recognized in a separate account and amortized according to conditions set by the Régie. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as amortization begins. This accounting practice was authorized by the Régie in decisions D-2007-08 and D-2008-019, which relate to Hydro-Québec’s power transmission activities. Were these activities not regulated, Hydro-Québec’s expenditure would have been lower and net income for 2009 would have been $17 million higher ($41 million lower in 2008 and $50 million higher in 2007).

Note 3 Effects of Rate Regulation on the Consolidated Financial Statements (continued)
REGULATORY ASSETS

	Expected years of
	amortization	2009	2008
Costs related to EEP	2010-2019	737	559
Net costs related to retirement of property, plant and equipment and intangible assets	2010	51	267
Variances in revenue related to climate conditions [a]	2010-2015	76	141
Variances in annual cost of transmission service for native load [a]	—	—	104
Costs incurred until rescission of dual-energy Rate BT	2010-2011	37	66
Costs related to de-icing system at Lévis substation	2010-2047	12	13
Cost variances related to electricity purchases in excess of heritage pool [a]	2010	10	—
Variances in cost of fuel purchases [a]	2010	10	—
Other	2010-2029	21	17

		954	1,167
Current portion		71	324

		883	843

REGULATORY LIABILITIES

	Expected years of
	amortization	2009	2008
Cost variances related to electricity purchases in excess of heritage pool [a]	—	—	(53)
Variances in revenue from point-to-point transmission services [a]	2010-2011	(26)	(9)

		(26)	(62)
Current portion		(3)	(56)

		(23)	(6)

a)	The change in the variance accounts, net of an amortization expense of $87 million ($141 million in 2008 and amortization credit of $145 million in 2007) and capitalized financial expenses of $4 million ($13 million in 2008 and $1 million in 2007), corresponds to the amount recorded under Regulatory deferrals in the Consolidated Statements of Operations, namely, an increase in expenditure of $30 million (decrease of $72 million in 2008 and increase of $29 million in 2007).
RISKS AND UNCERTAINTIES
The risks and uncertainties related to the above regulatory assets and liabilities are subject to periodic monitoring and assessment. Once Hydro-Québec considers that it is no longer likely that the net carrying amount of a regulatory asset or liability will be taken into account in setting future rates, this amount is recognized in operations for the year in which the conclusion is reached.
Other regulatory practices
Under Régie decisions D-2002-95 and D-2003-93, the compensation granted by the Québec government for the 1998 ice storm was applied against the cost of newly constructed property, plant and equipment; it is amortized over the remaining life of the retired assets, with the exception of the portion equivalent to the unamortized cost of these assets, which is amortized over 10 years. The sinking fund method, at a rate of 3%, is used in both cases. Were these activities not regulated, the compensation would be amortized over the useful life of the newly constructed property, plant and equipment.
In decisions D-2002-95 and D-2004-47, the Régie prescribed capitalizing financial expenses to property, plant and equipment under construction and intangible assets under development according to the authorized rates of return on the rate bases. These rates, which are set using methods approved by the Régie, take into account a component associated with the cost of the debt and a component associated with the return on equity. Were these activities not regulated, financial expenses would be capitalized using the average cost of Hydro-Québec’s long-term debt.
Under Régie decisions D-2002-95 and D-2003-93, the cost of dismantling assets that were retired and replaced, net of the salvage value, is added to the cost of the newly constructed assets. Were these activities not regulated, these costs would be recognized in operations.
Under Régie decisions D-2006-76 and D-2006-76R, contributions received for relocation or modification projects relating to certain transmission grid assets are recognized in a separate account and applied against property, plant and equipment. These contributions are amortized over the average useful life of assets for each project, using the sinking fund method, at a rate of 3%. Were these activities not regulated, the contributions would be amortized over the useful life of each fixed asset concerned.

Note 3 Effects of Rate Regulation on the Consolidated Financial Statements (continued)
In decision D-2008-114, the Régie authorized the renewal for 2009 of an agreement whereby energy deliveries provided for in a power purchase contract with an independent power producer were suspended. As at December 31, 2008, a $57-million commitment ($52 million as at December 31, 2007) was recorded on the balance sheet but had no impact on operating results for 2008. In decision D-2009-125 handed down on September 29, 2009, the Régie approved a new agreement to suspend such energy deliveries for 2010. As at December 31, 2009, a $49-million commitment regarding this agreement was recorded on the balance sheet but had no impact on operating results for 2009.
Note 4 Depreciation and Amortization

	2009	2008	2007

Property, plant and equipment [a]	1,684	1,820	1,857
Intangible assets	97	126	108
Regulatory assets and liabilities	419	286	(7)
Deferred charges	—	5	7
Write-offs	14	99	26

	2,214	2,336	1,991

a)	Revision of the useful life of property, plant and equipment resulted in a $170-million decrease in the depreciation and amortization expense ($71 million in 2008 and $13-million increase in 2007). For some property, plant and equipment used for hydroelectric generation, this revision was carried out in 2009 and resulted in the increase of the maximum amortization period from 50 to 100 years.
Note 5 Taxes

	2009	2008	2007

Water-power royalties	573	552	267	[a]
Public utilities tax	188	302	240
Capital tax	132	202	278
Municipal, school and other taxes	35	37	35

	928	1,093	820

a)	The payment of water-power royalties results from the fact that Hydro-Québec is subject to the Watercourses Act. For 2007, the half-rate rule applied.
Note 6 Financial Expenses

	2009	2008	2007
Interest
Interest on debt securities	2,411	2,587	2,586
Amortization of debt premiums, discounts and issue expenses	118	109	109

	2,529	2,696	2,695

Net exchange loss (gain)	40	(25)	18
Loan guarantee fees	174	167	169

	214	142	187

Less
Capitalized financial expenses	318	306	283
Net investment income	26	87	87

	344	393	370

	2,399	2,445	2,512

Note 7 Property, Plant and Equipment

	2009
		Accumulated	Under	Net carrying
	In service	depreciation	construction	amount
Generation
Hydraulic	36,865	9,261	2,627	30,231
Thermal, including nuclear	2,622	2,007	520	1,135
Other	753	348	6	411

	40,240	11,616	3,153	31,777

Transmission
Substations and lines	22,607	7,409	698	15,896
Other	2,108	1,214	69	963

	24,715	8,623	767	16,859

Distribution
Substations and lines	12,306	4,898	301	7,709
Other	1,891	1,039	91	943

	14,197	5,937	392	8,652

Construction	28	16	—	12

Corporate and Other Activities	1,078	673	55	460

	80,258	26,865	4,367	57,760

	2008
		Accumulated	Under	Net carrying
	In service	depreciation	construction	amount
Generation
Hydraulic	33,829	8,833	3,457	28,453
Thermal, including nuclear	2,573	1,999	248	822
Other	747	330	24	441

	37,149	11,162	3,729	29,716

Transmission
Substations and lines	21,393	6,932	906	15,367
Other	1,981	1,150	107	938

	23,374	8,082	1,013	16,305

Distribution
Substations and lines	11,850	4,550	232	7,532
Other	1,858	1,018	82	922

	13,708	5,568	314	8,454

Construction	28	14	—	14

Corporate and Other Activities	1,030	644	45	431

	75,289	25,470	5,101	54,920

Note 8 Investments

	2009	2008
At equity
Churchill Falls (Labrador) Corporation Limited	86	87
CITEQ inc.	(5)	(5)

	81	82

Other	28	26

	109	108

Note 9 Goodwill and Intangible Assets

	2009			2008
		Accumulated	Net carrying		Accumulated	Net carrying
	Cost	amortization	amount	Cost	amortization	amount
Intangible assets
Subject to amortization [a]
Software and licences	1,296	754	542	1,319	744	575
Development costs	36	18	18	32	16	16
Patents	11	5	6	10	4	6

	1,343	777	566	1,361	764	597

Not subject to amortization
Servitudes [a]			354			351
Water-power rights [b]			282			—

			636			351

Goodwill			10			10

			1,212			958

a)	The additions for the year totaled $61 million as at December 31, 2009 ($69 million as at December 31, 2008), including $56 million ($64 million as at December 31, 2008) in internal development costs.

b)	The amount indicated is the fair value of the water-power rights upon allocation of the purchase price of the Manicouagan Power Limited Partnership. Information concerning this acquisition is presented in Note 16, Acquisition and Disposal of Interests.
Note 10 Other Assets

	Note	2009	2008

Accrued benefit assets	21	1,736	1,133
Deferred charges		89	91
Government reimbursement for the 1998 ice storm [a]		71	90
Nuclear fuel waste management trust fund [b]		60	50

		1,956	1,364

a)	Payable in quarterly installments of $6 million until January 15, 2014, and a final installment of $1 million on April 15, 2014. These installments include interest at an annual rate of 7.2%. The current portion, presented under Accounts receivable and other receivables, totaled $20 million as at December 31, 2009 ($19 million as at December 31, 2008).The fair value of this financial asset, including the current portion, was $100 million as at December 31, 2009 ($126 million as at December 31, 2008).

b)	On November 15, 2002, the Nuclear Fuel Waste Act came into force. Under this Act, nuclear energy corporations in Canada were required to set up a waste management organization whose role would be to propose a long-term approach for managing spent nuclear fuel to the Government of Canada. Nuclear energy corporations were also required to set up a trust fund to finance the costs of long-term nuclear fuel waste management. In November 2005, the Nuclear Waste Management Organization (NWMO) filed its report with the Government of Canada and recommended an approach which was adopted in June 2007.

In October 2007, the members of the NWMO ratified an agreement that sets forth a formula for financing the costs of long-term nuclear fuel waste management. This formula, approved by the Canadian Minister of Natural Resources in April 2009, is used to determine each member’s share for the coming years, based on the number of spent nuclear fuel bundles produced at a given date. It also takes into account the date on which each member plans to start shipping spent nuclear fuel bundles to the future national repository site.

Note 11 Long-Term Debt
The following table presents the debt, at amortized cost, including the current portion of long-term debt, by currency at the time of issue. Swaps were taken into account in determining the percentages of debt by currency at the time of repayment.

	2009					2008
			At time of issue	At time of repayment				At time of issue	At time of repayment
		At closing					At closing
	In Canadian	exchange				In Canadian	exchange
	dollars and	rates as at				dollars and	rates as at
	other	the balance				other	the balance
	currencies	sheet date	%	%		currencies	sheet date	%	%
Hydro-Québec’s debt
Canadian dollars	28,860	28,860	77	96		25,482	25,482	71	95
U.S. dollars	8,050	8,410	22	4	[a]	8,076	9,888	28	5	[a]
Other currencies
Euros	59	89	—	—		59	101	—	—
Yen	2,004	22	—	—		2,506	34	—	—
Pounds sterling	238	403	1	—		238	425	1	—

		37,784					35,930

Plus
Adjustment for fair-value hedged risk		(109)	—	—			98	—	—

Subsidiaries’ debt
U.S. dollars	23	24	—	—		26	32	—	—

		37,699	100	100			36,060	100	100

Less
Current portion		586					770

		37,113					35,290

a)	Of this amount, 99.4% was used to hedge sales in U.S. dollars as at December 31, 2009 and 2008.
Interest rates
The following table shows interest rates, which take into account stated interest rates on borrowings, debt premiums, discounts and issue expenses, and the effect of debt-related swaps:

	2009				2008
%	Canadian	U.S.	Other	Weighted	Weighted
Maturity	dollars	dollars	currencies	average	average

1 to 5 years	4.59	8.15	7.47	5.67	7.71
6 to 10 years	4.78	7.07	8.93	7.04	7.58
11 to 15 years	10.16	8.50	—	9.44	9.96
16 to 20 years	5.53	8.91	—	8.74	8.27
21 to 25 years	4.67	9.81	—	7.43	8.10
26 to 30 years	5.99	—	—	5.99	5.99
31 to 35 years	5.17	—	—	5.17	5.17
36 to 40 years	4.92	—	—	4.92	4.93
41 to 45 years	4.96	—	—	4.96	6.44
46 to 50 years	—	—	—	—	—
51 to 55 years	6.62	—	—	6.62	6.62

Weighted average	5.94	8.79	8.86	6.56	6.93

As at December 31, 2009, the variable-rate portion of long-term debt amounted to 9.4%, or 10.1% including perpetual debt, (10.1%, or 11.0% including perpetual debt, as at December 31, 2008).

Note 11 Long-Term Debt (continued)
Fair value
As at December 31, 2009, the fair value of the long-term debt, including the current portion, amounted to $46,678 million ($46,166 million as at December 31, 2008). Including debt-related swaps, total indebtedness stood at $47,514 million ($46,950 million as at December 31, 2008). Fair value is obtained by discounting future cash flows, based on forward interest rates derived from interest rates at the close of business on the balance sheet date for similar instruments available on capital markets. Changes in fair value reflect sensitivity to capital market interest rates. However, Management’s primary intention is to hold these debt securities until maturity.
Standby credit
Hydro-Québec has undrawn standby credit facilities of US$2,000 million, composed of two tranches, one of US$360 million and the other of US$1,640 million, which will expire in 2012 and 2013, respectively. Any borrowings will bear interest at a rate based on the London Interbank Offered Rate (LIBOR). A US$750-million swing loan at the U.S. base rate is included in the US$2,000-million credit facility.
Note 12 Asset Retirement Obligations
Liabilities arising from asset retirement obligations relate to the cost of dismantling Gentilly-2 nuclear generating station at the end of its useful life, the removal of spent nuclear fuel resulting from its operation, and the dismantling of certain fuel tanks, transmission substations and thermal generating stations.
In 2008, the Board of Directors approved the project to refurbish Gentilly-2 generating station, which will extend its useful life by 28 years. Therefore, the main assumptions for calculating the obligation related to the dismantling of Gentilly-2 generating station at the end of its useful life were revised in 2008, resulting primarily in a 28-year deferral of the expected timing for the settlement of the obligation.
Hydro-Québec has also identified asset retirement obligations relating to thermal generating stations and transmission substations and lines for which no liability has been recognized since it expects to use these assets for an undetermined period. These relate to property, plant and equipment for which Hydro-Québec does not have sufficient information to accurately establish a schedule for the obligations. A liability resulting from these asset retirement obligations will be recognized in the period in which there is sufficient information to establish such a schedule.
The aggregate carrying amount of the asset retirement obligations is as follows:

	2009
	Dismantling of nuclear	Removal of spent	Dismantling of
	generating station [a]	nuclear fuel [a]	other assets	Total
Balance, beginning of year	129	155	16	300
Liabilities incurred	—	2	3	5
Accretion expense	9	14	2	25
Liabilities settled	—	(1)	(2)	(3)
Revision of estimated cash flows and expected timing of payments	47	—	(3)	44

Balance, end of year	185	170	16	371

	2008
	Dismantling of nuclear	Removal of spent	Dismantling of
	generating station [a]	nuclear fuel [a]	other assets	Total
Balance, beginning of year	306	141	17	464
Liabilities incurred	—	2	—	2
Accretion expense	15	13	1	29
Liabilities settled	—	(1)	(2)	(3)
Revision of estimated cash flows and expected timing of payments	(192)[b]	—	—	(192)

Balance, end of year	129	155	16	300

a)	The Québec government has provided an irrevocable financial guarantee of up to $685 million to the Canadian Nuclear Safety Commission (CNSC) for the performance of Hydo-Québec’s obligations with regard to the cost of dismantling Gentilly-2 nuclear generating station at the end of its useful life and the removal of spent nuclear fuel. This financial guarantee is required under the CNSC licence issued to Hydro-Québec for operation of the generating station until December 31, 2010. Hydro-Québec will seek renewal of this licence upon its expiry.

b)	The decrease in the carrying amount of the obligation in 2008 is mainly due to the deferral of the dismantling of Gentilly-2 generating station.

Note 12 Asset Retirement Obligations (continued)
The carrying amount of the asset retirement obligations is based on the following key assumptions:

	Dismantling of nuclear	Removal of spent	Dismantling of
	generating station	nuclear fuel	other assets
Estimated cash flows (in constant dollars) required to settle the obligations [a]
As at December 31, 2009	914	598	16
As at December 31, 2008	761	598	17

Expected timing of payment of the cash flows required to settle the obligations
As at December 31, 2009	Between 2040 and 2071	Between 2010 and 2159	Between 2010 and 2031
As at December 31, 2008	Between 2040 and 2071	Between 2009 and 2159	Between 2009 and 2031

Credit quality-adjusted, risk-free rate at which the estimated cash flows have been discounted (%)
Initial recognition of obligations	6.4	6.4	Between 3.3 and 6.4
Subsequent recognition of obligations	Between 5.0 and 5.5	5.5	5.7 and 6.1

a)	Inflation rates varying between 1.8% and 3.6% were used to determine the asset retirement obligations.
Note 13 Other Long-Term Liabilities

	Notes	2009	2008
Accrued benefit liabilities	21	705	663
Accounts payable		113	97
Balance of purchase price	16	30	—

		848	760

Note 14 Perpetual Debt
Perpetual notes in the amount of $303 million (US$289 million) as at December 31, 2009, and $355 million (US$289 million) as at December 31, 2008, bear interest at a rate determined semiannually based on LIBOR, plus 0.0625%. They are redeemable at Hydro-Québec’s option. No portion was redeemed in 2009 and 2008. Various derivative instruments recorded at fair value are used to mitigate the currency risk associated with this debt.
As at December 31, 2009 and 2008, the rates applicable to the perpetual notes were 0.8% and 3.6%, respectively. As at December 31, 2009, the fair value of these notes was $255 million ($246 million as at December 31, 2008). Fair value is obtained by discounting future cash flows, based on forward interest rates derived from interest rates at the close of business on the balance sheet date for similar instruments available on capital markets.
Note 15 Financial Instruments
In the course of its operations, Hydro-Québec carries out transactions that expose it to certain financial risks, such as market, liquidity and credit risk. Exposure to such risks and the impact on operating results are significantly reduced through careful monitoring and implementation of strategies that include the use of derivative instruments.
Market risk
Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market prices. Hydro-Québec is exposed to three main types of market risk: currency risk, interest rate risk and risk associated with the price of aluminum. Active integrated management of these three factors aims to limit their impact on operating results so that the mitigated risk is at an acceptable level.

Note 15 Financial Instruments (continued)
Management of long-term risk
MANAGEMENT OF RISK ASSOCIATED WITH SALES IN U.S. DOLLARS
Currency risk — Hydro-Québec uses currency swaps and a portion of its U.S. dollar-denominated debt to manage currency risk associated with probable U.S.-dollar sales, designating them as cash flow hedges. The impact of these hedging transactions on operating results is recognized in Revenue. Hydro-Québec regularly assesses the probability of realizing future sales denominated in U.S. dollars.
MANAGEMENT OF RISK ASSOCIATED WITH LONG-TERM DEBT
Currency risk and interest rate risk — Hydro-Québec uses currency swaps to manage the currency risk associated with long-term debt and interest rate swaps to modify long-term exposure to interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges or fair value hedges, depending on the risk hedged. The impact on operating results of foreign currency hedging transactions and those associated with long-term debt interest rates is recognized in Financial expenses.
The following table shows the notional amounts of swaps used to manage risk associated with U.S. dollar sales and long-term debt, expressed in Canadian dollars and other currencies:

	2009 [a]						2008 [a]
	1 to	6 to	11 to	16 to	More than
Maturity	5 years	10 years	15 years	20 years	20 years	Total	Total
Swaps
Canadian dollars	1,236	(705)	(3,604)	(2,122)	(1,271)	(6,466)	(8,017)
U.S. dollars	(197)	312	3,055	1,675	1,000	5,845	5,660
Other currencies
Yen	1,000	1,000	—	—	—	2,000	2,500
Euros	—	61	—	—	—	61	61
Pounds sterling	40	200	—	—	—	240	240

a)	Figures in parentheses represent amounts to be paid.
The following table shows the fair value of swaps used to manage risk associated with U.S.-dollar sales and long-term debt, expressed in Canadian dollars:

	2009	2008
Instruments designated as cash flow hedges for U.S.-dollar sales [a]	441	452
Instruments designated as cash flow hedges for debt	(1,684)	(36)
Instruments designated as fair value hedges for debt	(129)	104

	(1,372)	520
Instruments not designated as hedges [b]	1,182	(695)

	(190)	(175)

a)	A portion of the long-term debt, with a nominal amount of US$1,403 million as at December 31, 2009 (US$1,437 million as at December 31, 2008), was also designated as a cash flow hedge for U.S.-dollar sales.

b)	Transactions carried out as part of Hydro-Québec’s risk management, including $977 million in consideration of amounts received or disbursed with respect to credit risk mitigation agreements in 2009 (($852 million) in 2008).
Management of short-term risk
Currency risk — Hydro-Québec uses options and forward contracts to manage its foreign currency risk exposure over the short term. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact of currency risk hedging transactions on operating results is recognized in the line item corresponding to the hedged item, namely Revenue, Electricity and fuel purchases, or Financial expenses. The nominal amount of the open positions as at December 31, 2009, was US$625 million, with US$923 million in sales contracts and US$298 million in purchase contracts (US$258 million as at December 31, 2008, that is, US$310 million in sales contracts and US$52 million in purchase contracts).
Interest rate risk — Hydro-Québec uses options, interest rate swaps and forward rate agreements to manage short-term interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on operating results of transactions to hedge short-term interest rate risk is recognized in Financial expenses.

Note 15 Financial Instruments (continued)
Market risk — Hydro-Québec uses mainly options, swaps and commodity futures to manage risk resulting from fluctuations in energy and aluminum prices. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on operating results of transactions to hedge the risk of variability in energy and aluminum prices is recognized in the line item corresponding to the hedged item, namely Revenue. Hydro-Québec regularly assesses the probability of realizing these transactions. To hedge exposure to variability in energy and aluminum prices, Hydro-Québec has traded derivative instruments for which open positions as at December 31, 2009, totaled 244,900 tonnes of aluminum (152,625 tonnes as at December 31, 2008); electricity swaps for which open positions as at December 31, 2009, were 10.3 TWh (3.5 TWh as at December 31, 2008); and natural gas futures for which open positions as at December 31, 2009, were 17.2 million MBtu (nil as at December 31, 2008).
The following table presents the fair value of derivative instruments used to manage short-term financial risk, depending on whether or not they are designated as hedges:

	2009		2008
Instruments designated as cash flow hedges	43		295
Instruments not designated as hedges	18		(2)

	61	[a]	293	[a]

a)	Of which $3 million ($1 million in 2008) corresponds to the total of financial instruments measured on the basis of quoted market prices (Level 1) and $58 million ($292 million in 2008) to instruments measured through techniques based on observable market inputs (Level 2).
Effect of hedges
Effect of hedges on operating results
EFFECT OF CASH FLOW HEDGES
As at December 31, 2009, the net loss related to the ineffectiveness of cash flow hedges recognized in operations totaled $12 million ($15 million as at December 31, 2008).
As at December 31, 2009, Hydro-Québec estimated at $337 million the amount of net gains presented in Accumulated other comprehensive income that would be reclassified to operations in the next 12 months ($401 million as at December 31, 2008).
In 2009, Hydro-Québec reclassified a net gain of $6 million from Accumulated other comprehensive income to operations (no amount reclassified in 2008) as a result of the discontinuance of cash flow hedges.
As at December 31, 2009, the maximum period over which Hydro-Québec hedged its exposure to the variability of future cash flows for anticipated transactions was 7 years (8 years as at December 31, 2008).
EFFECT OF FAIR VALUE HEDGES
As at December 31, 2009, the net gain related to the ineffectiveness of fair value hedges recognized in operations totaled $16 million (net loss of $25 million as at December 31, 2008).
EFFECT OF REVALUATION OF DERIVATIVE INSTRUMENTS NOT DESIGNATED AS HEDGES
As at December 31, 2009, the net gain recognized in operations as a result of the revaluation, at fair value, of derivative instruments not subject to hedge accounting totaled $4 million ($143 million as at December 31, 2008). These instruments are essentially related to risk management transactions.
Sensitivity Analyses
The risks associated with variability in foreign exchange rates, interest rates and aluminum prices are the subject of integrated management aimed at limiting the impact of such risks on operating results. Most of the derivative instruments traded are designated as cash flow hedges or fair value hedges and therefore reduce the volatility in operating results, except for the ineffective portion of the hedges, which is insignificant. Derivative instruments which are not designated as hedges, but which nonetheless serve to hedge at-risk opposite positions, also reduce the volatility in operating results. The sensitivity of operating results is thus limited to net exposure to unhedged risks.

Note 15 Financial Instruments (continued)
As at December 31, 2009, had the exchange rate ($C/$US) been 5% higher or lower, net income would have been $19 million higher or lower, respectively ($17 million higher or $7 million lower as at December 31, 2008), while Other comprehensive income would have been $11 million lower or higher, respectively ($100 million higher or $104 million lower as at December 31, 2008). The analysis is based on financial assets and liabilities denominated in U.S. dollars, including a cash amount of US$82 million (US$80 million as at December 31, 2008). It also takes into account the impact of hedged sales.
In 2009, had interest rates been 50 basis points higher or lower, net income would have been $11 million lower or higher, respectively ($2 million in 2008), while Other comprehensive income would have been $72 million higher or $77 million lower ($3 million higher or $4 million lower in 2008).
In 2009, had the price of aluminum been 5% higher or lower, net income would have been $1 million higher or lower, respectively ($3 million in 2008), taking into account the impact of hedged sales, and Other comprehensive income would have been $29 million lower or higher, respectively ($15 million in 2008).
Liquidity risk
Liquidity risk is the risk that Hydro-Québec will have difficulty meeting commitments related to its financial liabilities.
Hydro-Québec’s exposure is reduced by a large volume of cash from operations, a diversified portfolio of highly liquid or readily convertible instruments traded with high-quality counterparties, preauthorized capital resources, the quality of Hydro-Québec’s signature on financial markets, diversified capital resources and its management of the proportions of variable-rate debt and debt repayable in foreign currency.
In addition, as at December 31, 2009, $36,518 million in long-term debt, perpetual debt and borrowings was guaranteed by the Québec government ($34,881 million as at December 31, 2008).
Maturities of financial liabilities are presented in the following table. The amounts reported are contractual undiscounted cash flows, representing payments of principal and interest for financial liabilities as at December 31, 2009.

			Accounts
			payable and
			accrued		Dividends				Derivative
Maturity	Borrowings [a]		liabilities		payable		Long-term debt		instruments [b]
2010	29		1,702		2,168		3,040		368
2011	—		83		—		4,568		255
2012	—		23		—		3,390	[c]	123
2013	—		24		—		3,195		244
2014	—		5		—		4,166		102

1 to 5 years	29		1,837		2,168		18,359		1,092
6 to 10 years	—		—		—		11,149		600
11 to 15 years	—		—		—		17,218		758
16 to 20 years	—		—		—		7,895	[c]	593
21 to 25 years	—		—		—		7,429		240
26 to 30 years	—		—		—		8,586		—
31 to 35 years	—		—		—		7,136		—
36 to 40 years	—		—		—		7,109		—
41 to 45 years	—		—		—		3,726		—
46 to 50 years	—		—		—		1,452		—
51 to 55 years	—		—		—		592		—
56 years and over	—		—		—		1,567		—

Total	29		1,837		2,168		92,218		3,283

Carrying amount	29	[d]	1,837	[d,e]	2,168	[d]	37,699	[f]	2,206

a)	As at December 31, 2009, the weighted average interest rate on short-term borrowings was 0.88% (2.59% as at December 31, 2008).

b)	Agreements entered into with certain counterparties to limit the market value of these financial instruments could result in cash receipts or payments at dates different from the initially scheduled maturity dates.

c)	Certain debts carry sinking fund requirements.

d)	Because of their short-term maturities, the carrying amount of these financial liabilities approximates their fair value.

e)	Of this amount, $1,702 million is recorded in Accounts payable and accrued liabilities and $135 million in Other long-term liabilities.

f)	Including the current portion.

Note 15 Financial Instruments (continued)
Contractual maturities of perpetual debt result in biennial interest flows. Perpetual notes in the amount of $303 million (US$289 million) bear interest at a rate determined semiannually based on LIBOR, plus 0.0625%. As at December 31, 2009, the applicable rate was 0.8%.
Credit risk
Credit risk is the risk that one party to a financial asset will fail to meet its obligations.
Hydro-Québec is exposed to credit risk related to cash equivalents, short-term investments and derivative instruments traded with financial institutions. It is also exposed to credit risk related to accounts receivable and other receivables arising primarily from its day-to-day energy sales in and outside Québec. It should be noted that sales in Québec are billed at rates that allow for recovery of costs based on conditions approved by the Régie. Credit risk is limited to the carrying amount presented under assets on the balance sheet, which approximates fair value.
CASH EQUIVALENTS, SHORT-TERM INVESTMENTS AND DERIVATIVE INSTRUMENTS
In order to reduce its credit risk exposure, Hydro-Québec deals with Canadian and international issuers and financial institutions with high credit ratings. In addition, it applies policies to limit risk concentration as well as various monitoring programs and sets credit limits for each counterparty. Through prior agreements, it can also limit the market value of the main derivative instrument portfolios. Any variation in market value beyond the agreed-upon limit results in a cash receipt or payment. As at December 31, 2009, substantially all counterparties with whom Hydro-Québec dealt had a rating over A- and none of them had defaulted on their obligations to Hydro-Québec.
CUSTOMERS — ENERGY SALES (CLASSIFIED IN ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES)
Exposure to credit risk from energy sales is limited due to Hydro-Québec’s large and diverse customer base. Management is of the opinion that Hydro-Québec is not exposed to a major credit risk. Moreover, Hydro-Québec holds as collateral customer deposits of $53 million ($39 million as at December 31, 2008), of which $12 million ($9 million as at December 31, 2008) is recognized in Accounts payable and accrued liabilities and $41 million ($30 million as at December 31, 2008) in Other long-term liabilities.
The value of accounts receivable, by age and net of the related bad debt provision, is presented in the following table.

	2009	2008
Accounts receivable
Under 30 days [a]	1,414	1,481
30 to 60 days	62	62
61 to 90 days	35	30
Over 90 days	190	140

	1,701	1,713
Other receivables [b]	281	252

Accounts receivable and other receivables [c]	1,982	1,965

a)	Including unbilled electricity deliveries.

b)	Including a $31-million financial guarantee ($4 million in 2008) covering certain financial instruments held at year end.

c)	Including US$127 million ((US$109 million in 2008) translated at the exchange rate in effect at the balance sheet date.
In 2009, the bad debt provision increased by $48 million to $249 million as at December 31 ($201 million as at December 31, 2008). The provision is based on account age and customer standing.

Note 16 Acquisition and Disposal of Interests
Acquisition
On December 9, 2009, Hydro-Québec acquired, through its subsidiary HQ Manicouagan inc., a 60% interest in Manicouagan Power Limited Partnership, which owns and operates a hydroelectric generating station on the Rivière Manicouagan, for a consideration of $616 million, including cash, a balance of purchase price and acquisition fees. Hydro-Québec has consequently acquired joint control over this limited partnership with Alcoa Ltd, which has a 40% interest, because under a contractual agreement, major operating, investment and financing decisions must be approved by all the directors. The transaction was accounted for using the purchase method.
The purchase price is broken down as follows:

Current assets	9
Property, plant and equipment	373
Water-power rights	282

664

Current liabilities	47
Long-term liabilities	1

48

Purchase price	616

Consideration consists of:
Cash	580
Balance of purchase price	30
Acquisition fees	3
Other	3

616

Disposal
In 2008, Hydro-Québec recognized a gain of $121 million, net of $26 million in related income taxes, for the price adjustment provided for in the contract for the sale of its interest in HQI Transelec Chile S.A. (Transelec). This adjustment was made following the ministerial order issued on January 15, 2008, establishing the value of the regulated trunk transmission asset base of Transelec. The retrospective effect of this revised valuation on Transelec’s revenue for the period from March 13, 2004, to June 30, 2006, resulted in an additional $5-million adjustment of the selling price, net of $1 million in related income taxes. This transaction is presented as a discontinued operation in the Consolidated Statements of Operations and the Consolidated Statements of Cash Flows.
On February 28, 2007, Hydro-Québec completed the sale of its interest in HQI Australia Pty Ltd (DirectLink), through its wholly owned subsidiary Hydro-Québec International, for a cash consideration of $52 million, which gave rise to a gain of $18 million.
For purposes of segmented information, the results of foreign holdings are classified under Corporate and Other Activities.

Note 17 Interests in Joint Ventures
The proportionate share of the joint venture items included in the consolidated financial statements is presented in the following table. These joint ventures consist of the interests managed by Groupe de la technologie and Hydro-Québec Production.

	2009 [a]	2008	2007
Operations
Revenue	14	26	21
Expenditure and financial expenses	11	30	26
Income from discontinued operations	—	—	1

Net income (loss)	3	(4)	(4)

Balance sheets
Current assets	16	9	13
Long-term assets	678	35	29
Current liabilities	45	9	14
Long-term liabilities	25	35	30

Net assets (liabilities)	624	—	(2)

Cash flows
Operating activities	3	—	(4)
Investing activities	—	(2)	(2)
Financing activities	(10)	(3)	(1)
Discontinued operations	—	—	(3)

Net change in cash and cash equivalents	(7)	(5)	(10)

a)	Hydro-Québec’s share in the balance sheet, operations and cash flows of Manicouagan Power Limited Partnership has been included in the consolidated financial statements since the acquisition date, December 9, 2009. Information concerning this acquisition is presented in Note 16, Acquisition and Disposal of Interests.
Note 18 Equity
Share capital
The authorized share capital consists of 50,000,000 shares with a par value of $100 each, of which 43,741,090 shares were issued and paid up as at December 31, 2009 and 2008.
Retained earnings
Under the Hydro-Québec Act, the dividends to be paid by Hydro-Québec are declared once a year by the Québec government, which also determines the terms and conditions of payment. For a given financial year, they cannot exceed the distributable surplus, equal to 75% of the year’s net operating revenue and net investment income, less interest on debt securities and amortization of debt premiums, discounts and issue expenses. This calculation is based on the consolidated financial statements.
However, in respect of a given financial year, no dividend may be declared in an amount that would have the effect of reducing the capitalization rate to less than 25% at the end of the year. The Québec government declares the dividends for a given year within 30 days after Hydro-Québec has sent it the financial data related to the distributable surplus. Upon expiry of the prescribed period, all or a portion of the distributable surplus that has not been subject to a dividend declaration may no longer be distributed to the shareholder as a dividend.
For 2009, the Québec government declared dividends of $2,168 million ($2,252 million in 2008).

Note 18 Equity (continued)
ACCUMULATED OTHER COMPREHENSIVE INCOME

	2009
	Cash flow
	hedges	Other	Total
Balance, beginning of year	1,243	—	1,243
Change for the year	(534)	—	(534)

Balance, end of year	709	—	709

	2008
	Cash flow
	hedges	Other	Total
Balance, beginning of year	965	(3)	962
Change for the year	278	3	281

Balance, end of year	1,243	—	1,243

Note 19 Capital Management
Hydro-Québec manages its capital in such a way as to meet its shareholder’s expectations, safeguard its funds at all times and sustain its growth. It fosters a management environment allowing it to enhance the long-term value of its assets and equity, ensure its financial sustainability, preserve its financing capability and safeguard its funds and securities.
In addition to equity, capital includes long-term debt, perpetual debt, short-term borrowings and derivative instruments.
Hydro-Québec uses its capitalization rate to monitor its capital structure. It aims to maintain capitalization at no less than 25%.
CAPITALIZATION

	2009	2008
Equity	22,395	22,062
Long-term debt, including current portion	37,699	36,060
Perpetual debt	303	355
Short-term borrowings	29	106
Derivative instruments	129	(118)

Total	60,555	58,465

Capitalization rate (%)[a]	37.0	37.7

a)	Equity divided by the sum of equity, long-term debt (including current portion), perpetual debt, short-term borrowings and derivative instrument liabilities, less derivative instrument assets.
In 2009, Hydro-Québec’s capital management objectives were unchanged from 2008.
Note 20 Supplementary Cash Flow Information

	2009	2008
Change in non-cash working capital items
Accounts receivable and other receivables	(49)	(175)
Materials, fuel and supplies	(51)	6
Accounts payable and accrued liabilities	87	—
Accrued interest	(25)	20

	(38)	(149)

Investing activities not affecting cash
Increase (decrease) in property, plant and equipment	162	(91)

Interest paid	2,115	2,093

Note 21 Employee Future Benefits
Hydro-Québec’s pension plan (the “Pension Plan”) is a funded plan that ensures pension benefits based on the number of years of service and an average of the best five years of earnings. These benefits are indexed annually based on a rate which is the greater of the inflation rate, up to a maximum of 2%, and the inflation rate less 3%.
Hydro-Québec also offers other post-retirement and post-employment benefits. Post-retirement benefits are provided by group life, medical and hospitalization insurance plans, which are contributory plans with contributions adjusted annually. Post-employment benefits are under non-contributory salary insurance plans, which pay short- and long-term disability benefits. Most of these plans are not funded, with the exception of the long-term disability salary insurance plan, which is fully funded, and the supplementary group life insurance plan, which is partially funded.
Hydro-Québec’s employee benefit plans are defined-benefit plans. The accrued benefit obligations of these plans, valued by independent actuaries, and assets, at fair value, are valued as at December 31 of each year. The most recent actuarial valuation for funding of the Pension Plan was as at December 31, 2008, and the next valuation to be dated December 31, 2009, is currently in progress.
The following table presents information concerning Hydro-Québec’s employee future benefit plans:

	Pension Plan		Other plans
	2009	2008	2009	2008
Accrued benefit obligations
Balance, beginning of year	10,208	12,607	773	929
Current service cost	161	285	37	42
Employee contributions	118	84	—	—
Benefit payments and refunds	(551)	(510)	(54)	(51)
Interest on obligations	760	712	51	51
Actuarial losses (gains)	2,046	(3,138)	81	(198)
Amendments to the Pension Plan	—	168	—	—

Balance, end of year	12,742	10,208	888	773

Plan assets at fair value
Balance, beginning of year	10,475	12,926	60	58
Actual return on plan assets	1,713	(2,434)	2	2
Employee contributions	118	84	—	—
Current contributions by Hydro-Québec	295	291	14	11
Special contribution by Hydro-Québec	370	149	—	—
Benefit payments and refunds	(551)	(510)	(11)	(11)
Administrative fees	(30)	(31)	(1)	—

Balance, end of year	12,390	10,475	64	60

(Deficit) surplus, end of year	(352)	267	(824)	(713)
Unamortized past service costs	285	335	—	—
Unamortized net actuarial loss (gain)	2,412	1,292	65	(17)
Unamortized transitional (asset) obligation	(609)	(761)	54	67

Accrued benefit assets (liabilities)	1,736	1,133	(705)	(663)

In 2008, some amendments were made to the Pension Plan following agreements reached between Hydro-Québec and its unions. These amendments, which came into force on January 1, 2009, concern temporary and permanent provisions. The main temporary provisions concern retirement without pension reduction and the bridging benefit, whereas the main permanent provisions apply to the cost of optional pension forms and the broadening of the definition of the surviving spouse upon a retiree’s death. Amendments to the funding rules of the Pension Plan were also adopted under these agreements. As a result, in 2009, the employee and employer contribution rates were 6.0% and 6.9%, respectively. These rates will be increased annually by 0.5% and 0.9% until they reach up to 7.5% and 10.5% of pensionable earnings in 2013.

Note 21 Employee Future Benefits (continued)
Additional disclosures with respect to plan assets
At year end, assets of the plans at fair value consisted of:

	Pension Plan		Other plans
%	2009	2008	2009	2008
Bonds	54	54	100	91
Equities	33	32	—	—
Real estate investments	8	10	—	—
Short-term investments	3	4	—	—
Other	2	—	—	9

	100	100	100	100

Assets of the plans include the following securities issued by Hydro-Québec and the Québec government:

	Pension Plan		Other plans
	2009	2008	2009	2008
Bonds	1,626	1,359	64	56

Cash payments
Cash payments made by Hydro-Québec for employee benefit plans consist of the contributions paid to the funded plans and the benefits paid to employees and pensioners under unfunded plans. The cash payment details are as follows:

	2009	2008	2007
Contributions by Hydro-Québec
Pension Plan	665	440	5
Other funded plans	14	11	11
Benefit payments
Unfunded plans	43	41	38

Cash payments	722	492	54

In compliance with the actuarial valuation for funding purposes as at December 31, 2008, Hydro-Québec made a current contribution of $295 million in 2009, including an additional contribution of $186 million, to cover the current service cost, and a special contribution of $370 million to cover part of the unfunded actuarial liability. In 2008, Hydro-Québec had made a current contribution of $291 million, including an additional contribution of $208 million, to cover the current service cost, and a special contribution of $149 million to cover the entire unfunded actuarial liability established by the actuarial valuation as at December 31, 2007. In 2007, Hydro-Québec took a contribution holiday as of February 16, namely the filing date of the actuarial valuation with the Régie des rentes du Québec. Earlier in 2007, Hydro-Québec had made a contribution of $5 million to the Pension Plan. The special contribution for 2009 takes into account certain temporary relief measures introduced by An Act to amend the Supplemental Pension Plans Act and other legislative provisions in order to reduce the effects of the financial crisis on plans covered by the Act, assented to on January 15, 2009, and, in particular, the extension of the period to cover the unfunded actuarial liability established as at December 31, 2008. The regulation for application of this act came into force on November 26, 2009.

Note 21 Employee Future Benefits (continued)
ELEMENTS OF ACCRUED BENEFIT COST RECOGNIZED FOR THE YEAR

	Pension Plan			Other plans
	2009	2008	2007	2009	2008	2007
Current service cost [a]	161	285	336	37	42	38
Administrative fees [b]	30	31	34	1	—	—
Interest on obligations	760	712	659	51	51	46
Actual return on plan assets	(1,713)	2,434	(538)	(2)	(2)	(2)
Actuarial losses (gains)	2,046	(3,138)	(714)	81	(198)	44
Amendments to the Pension Plan	—	168	—	—	—	—

Cost (credit) before adjustments required to recognize the long-term nature of employee future benefits	1,284	492	(223)	168	(107)	126

Difference between actual and expected return on assets	926	(3,237)	(201)	—	—	—
Difference between actuarial losses (gains) on accrued benefit obligations and actuarial losses (gains) recognized	(2,046)	3,150	829	(82)	207	(34)
Difference between amendments to the Pension Plan and amortization of past service cost	50	(118)	39	—	—	—
Amortization of transitional (asset) obligation	(152)	(152)	(152)	13	14	14

	(1,222)	(357)	515	(69)	221	(20)

Cost recognized for the year	62	135	292	99	114	106

a)	For the long-term disability salary insurance plan, the current service cost corresponds to the cost of new disability cases for the year.

b)	Administrative fees billed to the Pension Plan by Hydro-Québec amounted to $13 million for 2009 ($12 million for 2008 and $13 million for 2007).
Significant actuarial assumptions
The following actuarial assumptions, used to determine the accrued benefit obligations and cost of the plans, result from a weighted average:

	Pension Plan		Other plans
%	2009	2008	2009	2008
Accrued benefit obligations
Rate at end of year
Discount rate	6.17	7.49	6.17	7.49
Salary escalation rate [a]	2.97	2.86	—	—
Accrued benefit cost recognized
Rate at end of prior year
Discount rate	7.49	5.53	7.49	5.53
Expected long-term rate of return on plan assets	6.25	6.25	3.72	3.81
Salary escalation rate [a]	2.86	3.26	—	—

a)	This rate takes salary increases into account as well as promotion opportunities while in service.
As at December 31, 2009, health care costs were based on an annual growth rate of 7.80% for 2010. Thereafter, based on the assumption used, this rate will gradually decrease until it ultimately reaches 4.60% in 2018. A change of 1% in this annual growth rate would have had the following impact for 2009:

	1% increase	1% decrease
Impact on current service cost and interest cost on accrued benefit obligations for the year	4	(3)
Impact on accrued benefit obligations at end of year	42	(34)
Note 22 Commitments and Contingencies
Electricity purchases
On May 12, 1969, Hydro-Québec signed a contract with Churchill Falls (Labrador) Corporation Limited [CF(L)Co] whereby Hydro-Québec undertook to purchase substantially all the output from Churchill Falls generating station, which has a rated capacity of 5,428 MW. Expiring in 2016, this contract will be automatically renewed for a further 25 years under agreed-upon terms and conditions. On June 18, 1999, Hydro-Québec and CF(L)Co entered into a contract to guarantee the availability of 682 MW of additional power until 2041 for the November 1 to March 31 winter period.

Note 22 Commitments and Contingencies (continued)
As at December 31, 2009, Hydro-Québec was committed under 123 contracts to purchase electricity from other power producers, for an installed capacity of about 5,430 MW. It expects to purchase approximately 20 TWh of energy annually over the terms of these contracts, which extend through 2045. The majority of these contracts include renewal clauses.
Hydro-Québec expects to make the following minimum payments on all its electricity purchase contracts over the next five years:

2010	677
2011	797
2012	1,013
2013	1,252
2014	1,435
Guarantees
Hydro-Québec grants guarantees to third parties for indemnification purposes in connection with its energy-related transactions on markets outside Québec. These guarantees are issued under long-term agreements and agreements governing its involvement in organized markets. These markets require that each participant provide guarantees enabling it to meet its obligations in the event of a default of payment by another participant. Hydro-Québec also grants guarantees as part of its international operations and in the field of electrotechnology.
As at December 31, 2009, the potential maximum amount Hydro-Québec could have had to pay under letters of credit or guarantees provided as security totaled $395 million. Of this amount, $293 million was related to energy purchases. Guarantees amounting to $151 million will expire between 2010 and 2018, while others totaling $244 million do not have maturity dates.
In accordance with the terms and conditions of certain debt securities issued outside Canada, Hydro-Québec has undertaken to increase the amount of interest paid to non-residents in the event of changes to Canadian tax legislation governing the taxation of non-residents’ income. Hydro-Québec cannot estimate the maximum amount it might have to pay under such circumstances. Should an amount become payable, Hydro-Québec has the option of redeeming most of the securities in question. As at December 31, 2009, the amortized cost of these debts was $4,298 million.
Under the contract signed on May 12, 1969, with CF(L)Co, Hydro-Québec could be required to provide additional funding if CF(L)Co were unable to pay its expenses and service its debt. The maximum amount that Hydro-Québec could be required to pay cannot be reasonably evaluated, however, since it is not stated in the contract and since the amount payable would depend on the outcome of future events whose nature and probability cannot be determined. To date, Hydro-Québec has not had to pay any amount under this contract.
As part of the implementation of the plan to capitalize on its interests abroad, which ended in 2008, Hydro-Québec provided guarantees to the purchasers of its interests with regard to contingent tax liabilities and certain other customary representations. These guarantees, for which no liability was recognized, will be in effect until the applicable limitation periods expire, namely until June 30, 2013.
Investments
Hydro-Québec expects to invest approximately $4.5 billion in property, plant and equipment and intangible assets in 2010.
Litigation
In the normal course of its development and operating activities, Hydro-Québec is sometimes party to claims and legal proceedings. Management is of the opinion that adequate provisions have been made for any disbursements that could result from these legal actions. Consequently, it does not foresee any adverse effect of such contingent liabilities on Hydro-Québec’s consolidated operating results or financial position.

Note 23 Related Party Transactions
Hydro-Québec enters into various business transactions, including electricity sales, with the Québec government and its agencies, as well as with other government corporations in the normal course of business. These business transactions are measured at the exchange amount.
The main transactions, other than electricity sales, as well as the balances owing to related parties or owed by them, are as follows:

	2009	2008
Québec government
Accounts receivable	3	5
Accounts payable	35	26

Water-power royalties	567	546
Public utilities tax	188	302
Capital tax	132	202
Guarantee fees	174	167

Significantly influenced enterprises
Accounts receivable	6	—
Accounts payable	16	9

Electricity purchases	83	98
Note 24 Segmented Information
Hydro-Québec carries on its activities in the four reportable business segments defined below. The non-reportable business segments and other activities are grouped together under Corporate and Other Activities for reporting purposes.
Generation: Hydro-Québec Production operates and develops Hydro-Québec’s generating facilities. This division also sells electricity on external markets and engages in energy trading. Hydro-Québec Production provides Hydro-Québec Distribution with a base volume of up to 165 TWh of heritage pool electricity annually at an average price of 2.79¢/kWh. In excess of this volume, it can participate in Hydro-Québec Distribution’s calls for tender in a context of free market competition.
Transmission: Hydro-Québec TransÉnergie operates and develops Hydro-Québec’s power transmission system. It markets system capacity and manages power flows throughout Québec.
Distribution: Hydro-Québec Distribution operates and develops Hydro-Québec’s distribution system and is responsible for sales and services to Québec customers. It also promotes energy efficiency and ensures the security of the supply of electricity to the Québec market.
Construction: Hydro-Québec Équipement carries out engineering, construction and refurbishment work related to hydroelectric development projects throughout Québec, except on the territory governed by the James Bay and Northern Québec Agreement, where Société d’énergie de la Baie James assumes this responsibility. Hydro-Québec Équipement also builds power transmission lines and substations throughout the province.
Corporate and Other Activities: The corporate units support the divisions in the achievement of their business objectives. They include Groupe de la technologie, Groupe des affaires corporatives et du secrétariat général, Groupe des ressources humaines et des services partagés, Vice-présidence à la comptabilité et au contrôle and Vice-présidence au financement, à la trésorerie et à la caisse de retraite. The Centre de services partagés brings together internal company-wide shared services including goods and services procurement, real estate management, and material and transportation service management.

Note 24 Segmented Information (continued)
The amounts presented for each segment are based on the financial information used to prepare the consolidated financial statements. The accounting policies used to calculate these amounts are as described in Notes 1 and 3.
Intersegment transactions related to electricity sales are recorded based on the supply and transmission rates provided for by the Act respecting the Régie de l’énergie. The Act sets a commodity rate for an annual base volume of up to 165 TWh of heritage pool electricity for the Québec market.
Other intersegment products and services are measured at full cost.
Most of Hydro-Québec’s revenue is from Québec, and substantially all its property, plant and equipment, as well as its goodwill, are related to its Québec operations. In 2009, revenue from outside Québec amounted to $1,610 million, with $1,311 million coming from the U.S. ($2,099 million and $1,776 million respectively, in 2008 and $1,780 million and $1,483 million, respectively, in 2007).
Operations and Assets by Segment

	2009
						Intersegment
					Corporate and	eliminations
					Other	and
	Generation	Transmission	Distribution	Construction	Activities	adjustments	Total

Revenue
External customers	1,589	61	10,648	—	25	11 [a]	12,334
Intersegment	4,818	2,868	69	2,678	1,240	(11,673)	—
Depreciation and amortization	510	778	868	3	67	(12)	2,214
Financial expenses	1,019	851	502	—	27	—	2,399
Income from continuing operations	2,214	435	365	—	9	12	3,035
Net income	2,214	435	365	—	9	12	3,035
Total assets	33,103	17,677	12,443	424	5,584	(253)	68,978
Investing activities
Increase in property, plant and equipment and intangible assets
Affecting cash	2,066	1,196	709	1	111	—	4,083
Not affecting cash	139	23	—	—	—	—	162

a)	Resales of excess supply by Hydro-Québec Distribution on outside markets are presented as offsets of electricity purchases rather than in Revenue.

	2008
						Intersegment
					Corporate and	eliminations
					Other	and
	Generation	Transmission	Distribution	Construction	Activities	adjustments	Total

Revenue
External customers	2,067	52	10,541	—	30	27 [a]	12,717
Intersegment	4,930	2,730	61	2,416	1,226	(11,363)	—
Depreciation and amortization	777	611	828	5	127	(12)	2,336
Financial expenses [b]	1,008	876	519	—	42	—	2,445
Income (loss) from continuing operations	2,230	426	388	—	(44)	12	3,012
Net income	2,230	426	388	—	85	12	3,141
Total assets	30,659	17,149	12,264	362	6,661	(306)	66,789
Investing activities
Increase (decrease) in property, plant and equipment and intangible assets
Affecting cash	1,891	1,099	664	5	96	—	3,755
Not affecting cash	(112)	17	4	—	—	—	(91)

a)	Resales of excess supply by Hydro-Québec Distribution on outside markets are presented as offsets of electricity purchases rather than in Revenue.

b)	In 2009, Hydro-Québec revised its method for allocating financial expenses. Figures for 2008 have been reclassified to conform to the presentation adopted in the current year.

Note 24 Segmented Information (continued)

	2007
						Intersegment
					Corporate and	eliminations
					Other	and
	Generation	Transmission	Distribution	Construction	Activities	adjustments	Total

Revenue
External customers	1,649	37	10,452	—	49	143 [a]	12,330
Intersegment	5,103	2,782	56	2,150	1,227	(11,318)	—
Depreciation and amortization	837	636	446	7	77	(12)	1,991
Financial expenses [b]	1,063	907	512	—	30	—	2,512
Income (loss) from continuing operations	2,194	313	367	—	(4)	12	2,882
Net income	2,194	313	367	—	21	12	2,907
Investing activities
Increase in property, plant and equipment and intangible assets
Affecting cash	1,756	846	724	3	89	—	3,418
Not affecting cash	32	14	35	—	—	—	81

a)	Resales of excess supply by Hydro-Québec Distribution on outside markets are presented as offsets of electricity purchases rather than in Revenue.

b)	In 2009, Hydro-Québec revised its method for allocating financial expenses. Figures for 2007 have been reclassified to conform to the presentation adopted in the current year.
Note 25 Comparative Information
Some of the prior year’s data have been reclassified to conform to the presentation adopted in the current year.

SUPPLEMENTARY INFORMATION
As per Canadian accounting principles, long-term debt is shown at amortized cost (i.e. the nominal amount plus or minus unamortized discount and/or premium). Moreover, the sinking fund is not stated separately; instead each issue of Hydro-Québec’s debt held in the sinking fund reduces the outstanding amount of such issue.
The following table sets forth the non-consolidated and outstanding long-term debt by issue of Hydro-Québec as of December 31, 2009, expressed in Canadian dollars and in currency units:
LONG-TERM DEBT BY ISSUE

			Interest		CUSIP Number
Series	Maturity Date	Issue Date(1)	Rate %	Canadian Dollars	or ISIN Code	References (2)

Payable in Canadian Dollars

HN	2010-08-16	1990-08-16	—	$125,295,479	448814 DH 3
JK	2011-02-15	2000-06-12	6.500	925,000,000	448814 HG 1
HF	2011-09-26	1989-09-26	10.000	261,248,914	448814 DD 2
GU2	2012-07-16	1987-07-16	10.250	817,982,000	448814 CV 3
HG	2019-11-22	1989-11-22	10.000	100,000,000	448814 DE 0
II	2020-01-10	1993-07-27	10.250	162,354,206	448814 EF 6
HL	2020-08-15	1990-08-15	11.000	1,110,000,000	448814 DG 5
HM	2020-08-15	1990-08-15	—	572,509,179	448814 DK 6
HX	2021-10-15	1991-10-15	10.500	1,100,000,000	448814 DW 0
IC	2022-07-15	1992-07-15	9.625	1,950,000,000	448814 DZ 3
IH	2031-02-26	1993-07-27	11.000	226,088,726	448814 EG 4
JG	2031-08-15	1999-01-26	6.000	825,675,000	448814 GY 3
JM	2045-02-15	2006-10-17	5.000	5,000,000,000	CA448814 HZ 92
JN	2050-02-15	2009-01-15	5.000	2,000,000,000	CA448814 JA 24

Medium-term notes issued under Canadian MTN program

0010	2010-02-15	1998-02-16	6.000	3,781,000	CA44889Z BG 06
0055	2010-06-21	2005-12-21	Floating	410,378,544	CA44889Z EB 81
0051	2011-03-03	2004-03-03	4.301	10,000,000	CA44889Z DW 38
0006	2012-02-15	1997-02-14	7.000	15,000,000	CA44889Z DP 86
0058	2014-02-20	2009-06-22	Floating	2,060,000,000	CA44889Z EE 21
0052	2014-03-03	2004-03-03	4.783	12,000,000	CA44889Z DX 11
0056	2017-03-02	2009-03-02	4.205	14,000,000	CA44889Z EC 64
0059	2017-04-15	2009-10-14	—	19,981,205	CA44889Z EF 95
0049	2018-08-15	2003-09-04	5.500	150,000,000	CA44889Z DU 71
0057	2019-03-02	2009-03-02	4.678	14,600,000	CA44889Z ED 48
0003	2021-08-15	1996-09-27	—	52,600,267	—	(b	)
0060	2022-04-15	2009-10-14	—	19,624,388	CA44889Z EG 78
0005	2024-11-07	1996-11-07	7.500	25,000,000	CA44889Z DZ 68
0061	2027-04-15	2009-10-14	—	19,980,035	CA44889Z EH 51
0017	2029-01-16	1999-02-02	6.500	75,000,000	CA44889Z CK 09
0038	2031-08-15	2001-01-17	6.000	4,325,000	CA44889Z DG 87
0009	2035-01-16	1998-02-03	6.500	686,500,000	CA44889Z BF 23
0011	2035-01-16	1998-02-18	Various	23,587,889	CA44889Z BH 88	(c	)
0016	2035-01-16	1998-07-27	3.529	100,865,537	CA44889Z CJ 36	(d	)
0019	2035-02-15	1999-04-30	6.500	3,794,000,000	CA44889Z CM 64
0012	2035-07-16	1998-06-05	Various	59,731,866	CA44889Z BJ 45	(e	)
0014	2035-07-16	1998-07-15	—	21,586,493	—	(f	)
0020	2040-02-15	1999-05-14	6.000	3,770,500,000	CA44889Z CN 48
0032	2050-02-15	2000-08-01	6.000	50,000,000	CA44889Z DA 18
0033	2060-02-15	2000-11-02	Various	342,492,719	CA44889Z DB 90	(g	)
0037	2060-02-15	2001-01-12	Various	55,120,636	CA44889Z DF 05	(h	)
0039	2060-02-15	2001-01-19	Various	207,028,357	CA44889Z DH 60	(i	)
0040	2060-02-15	2001-01-24	Various	25,681,124	CA44889Z DJ 27	(j	)

Present value of lease obligations for regional offices and service facilities				39,396,141
Others				629,695,482
Unamortized discount and/or premium				971,282,334

Debt classified by currency of issue				28,859,892,522

Debt classified by currency of repayment (4)				36,336,980,614

	Maturity		Interest				CUSIP Number
Series	Date	Issue Date(1)	Rate %	Canadian Dollars(3)	Currency Units		or ISIN Code	References(2)

Payable in U.S. Dollars

JL	2011-05-11	2001-05-11	6.300	$761,924,800	US$	728,000,000	448814 HR 7
FU	2012-02-01	1985-02-01	11.750	209,320,000		200,000,000	448814 CF 8	(a	)
IF2	2013-02-01	1993-02-03	8.000	989,678,566		945,613,000	448814 ED 1
IU	2016-04-01	1996-04-01	7.500	418,640,000		400,000,000	448814 EK 5
HS	2021-02-01	1991-02-12	9.400	941,940,000		900,000,000	448814 DM 2
HY	2022-01-15	1992-01-30	8.400	1,046,600,000		1,000,000,000	448814 DX 8
IO	2024-07-07	1994-07-07	8.050	1,046,547,670		999,950,000	448814 EJ 8
GF	2026-03-01	1986-03-13	8.875	261,650,000		250,000,000	448814 CP 6	(a	)
GH	2026-04-15	1986-04-30	8.250	261,650,000		250,000,000	448814 CS 0	(a	)
GQ	2027-01-15	1987-01-29	8.250	261,650,000		250,000,000	448814 CT 8
HE	2029-06-15	1989-06-22	8.625	261,650,000		250,000,000	448814 DB 6
HH	2029-12-01	1989-12-07	8.500	523,300,000		500,000,000	448814 DC 4
HK	2030-04-15	1990-04-18	9.375	523,300,000		500,000,000	448814 DF 7
HQ	2030-11-15	1990-11-20	9.500	523,300,000		500,000,000	448814 DL 4

Medium-term notes issued under U.S. MTN program

B-126	2010-04-20	1995-04-20	7.580	15,699,000		15,000,000	44881H EV 2
B-30	2011-12-15	1991-12-06	8.620	41,864,000		40,000,000	44881H BD 5
B-37	2011-12-15	1991-12-11	8.540	20,932,000		20,000,000	44881H BL 7
B-7	2020-12-11	1990-12-10	9.400	10,466,000		10,000,000	44881H AF 1
B-48	2021-12-20	1991-12-19	8.680	52,330,000		50,000,000	44881H BX 1
B-49	2022-02-15	1992-02-15	9.800	52,330,000		50,000,000	44881H BY 9
B-64	2022-05-10	1992-04-30	9.750	20,932,000		20,000,000	44881H CL 6
B-124	2024-11-18	1994-11-18	8.910	26,165,000		25,000,000	44881H ET 7
B-125	2025-03-28	1995-03-28	8.400	57,563,000		55,000,000	44881H EU 4
B-127	2026-01-03	1996-01-03	6.270	52,330,000		50,000,000	44881H EW O
B-63	2027-04-30	1992-04-30	9.500	20,932,000		20,000,000	44881H CK 8
B-130	2028-07-13	1998-07-13	6.625	52,330,000		50,000,000	44881H EZ 3

Conditional sale transaction (Turbines)				56,130,477

Unamortized discount and/or premium				(101,202,897)

Debt classified by currency of issue				8,409,951,617

Debt classified by currency of repayment (4)				1,448,561,105

Payable in Euro

D15B	2016-05-01	1986-05-01	6.000	$90,793,914		€60,529,289	DE0004780325

Unamortized discount and/or premium				(1,829,340)

Debt classified by currency of issue				88,964,594

Debt classified by currency of repayment (4)				—

Payable in Japanese Yen

Medium-term notes issued under Euro MTN program

32	2012-03-05	1997-03-05	4.400	$11,240,000		¥1,000,000,000	XS0074215830
34	2017-03-17	1997-03-17	4.850	11,240,000		1,000,000,000	XS0074480319

Unamortized discount and/or premium				44,447

Debt classified by currency of issue				22,524,447

Debt classified by currency of repayment (4)				—

	Maturity		Interest			CUSIP Number
Series	Date	Issue Date(1)	Rate %	Canadian Dollars(3)	Currency Units	or ISIN Code	References(2)

Payable in Pounds Sterling

EG	2011-05-31	1981-05-20	15.000	$67,671,983	£40,000,000	GB0004494109
HI	2015-03-08	1990-03-08	12.625	253,769,939	150,000,000	XS0015132904	(k	)
FA	2015-09-13	1982-09-13	12.750	84,589,978	50,000,000	GB0004494216

Unamortized discount and/or premium				(3,253,072)

Debt classified by currency of issue				402,778,928

Debt classified by currency of repayment (4)				—

Total Long-term Debt				$37,784,112,108

(1)	If more than one issue date, the date of the first issue is indicated.

(2)	Not redeemable unless otherwise specified.

(3)	Translated at rates in effect at December 31, 2009.

(4)	Takes into account swaps related to long-term debt (see “Notes 11 and 15 to the 2009 Consolidated Financial Statements”).

(a)	Sinking-fund debentures.

(b)	Sold at deep discount maturing semi-annually from February 15, 2011 to August 15, 2021 in equal payments.

(c)	From January 16, 2022, fixed coupon amounts of $1.6 million payable semi-annually.

(d)	From January 16, 1999 to January 16, 2014, interest coupons of $3 million payable semi-annually. From July 16, 2024 to January 16, 2035, interest coupons of $5.525 million payable semi-annually.

(e)	Fixed rate coupon of 6.5% semi-annually commencing on January 16, 2026.

(f)	Sold at deep discount maturing semi-annually from January 16, 2025 to July 16, 2035 in various payment amounts.

(g)	No interest payment until February 15, 2030 exclusive. Commencing on February 15, 2030, fixed rate coupon of 45% payable semi-annually.

(h)	No interest payment until February 15, 2041 exclusive. From February 15, 2041 to February 15, 2045, interest coupons of $50 million payable annually. From February 15, 2046 to February 15, 2050, interest coupons of $35 million payable annually. From February 15, 2051 to February 15, 2055, interest coupons of $20 million payable annually. From February 15, 2056 to February 15, 2059, interest coupons of $10 million payable annually.

(i)	No interest payment until February 15, 2040 exclusive. Commencing on February 15, 2040, fixed rate coupon of 100% payable semi-annually.

(j)	No interest payment until February 15, 2050 exclusive. From February 15, 2050 to February 15, 2052, interest coupons of $45 million payable annually. From February 15, 2053 to February 15, 2055, interest coupons of $40 million payable annually. From February 15, 2056 to February 15, 2058, interest coupons of $35 million payable annually. On February 15, 2059, interest coupon of $30 million is payable.

(k)	Redeemable anytime at the highest of par or adjusted price as per the Fiscal Agency Agreement at the option of Hydro-Québec.